Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

VELOCITY ONE HOLDINGS, LP

AEROSPHERE POWER INC.,

VELOCITY MERGER SUB, INC.

and

EMCORE CORPORATION

Dated as of November 7, 2024

Table of Contents

ARTICLE 1 THE MERGER		2

1.1	The Merger	2
1.2	Closing and Effective Time of the Merger	3

ARTICLE 2 CONVERSION OF SECURITIES IN THE MERGER		3

2.1	Conversion of Securities	3
2.2	Payment for Securities; Surrender of Certificates	4
2.3	Dissenting Shares	7
2.4	Treatment of Stock Options, Restricted Stock Units, and Performance-Based Restricted Stock Units	8
2.5	Withholding Rights	10
2.6	Adjustments	10

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		10

3.1	Corporate Organization	10
3.2	Capitalization	11
3.3	Authority; Execution and Delivery; Enforceability	14
3.4	No Conflicts	15
3.5	SEC Documents; Financial Statements; Undisclosed Liabilities	16
3.6	Absence of Certain Changes or Events	18
3.7	Proxy Statement	18
3.8	Legal Proceedings	18
3.9	Compliance with Laws and Orders	18
3.10	Governmental Authorizations; Permits	20
3.11	Employee Benefit Plans	21
3.12	Employee and Labor Matters	24
3.13	Environmental Matters	25
3.14	Real Property; Title to Assets	26
3.15	Tax Matters	27
3.16	Material Contracts	29
3.17	Intellectual Property	31
3.18	Insurance	33
3.19	Broker’s Fees	34
3.20	Related Party Transactions	34
3.21	Takeover Statutes; Rights Plans	34
3.22	Opinion of Financial Advisor	34
3.23	Government Contracts	34
3.24	Indebtedness for Borrowed Money; Cash	37
3.25	No Other Representations or Warranties	37

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ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		38

4.1	Corporate Organization	38
4.2	Authority, Execution and Delivery; Enforceability	39
4.3	No Conflicts	39
4.4	Litigation	40
4.5	Financing	40
4.6	Proxy Statement	41
4.7	Ownership of Company Capital Stock	42
4.8	Solvency	42
4.9	Ownership of Merger Sub	42
4.10	Foreign Person Status	42
4.11	No Stockholder and Management Arrangements	42
4.12	Brokers	42
4.13	Compliance with Laws	43
4.14	No Other Representations and Warranties	43

ARTICLE 5 COVENANTS		44

5.1	Conduct of Business by the Company Pending the Closing	44
5.2	Access to Information; Confidentiality	48
5.3	Non-Solicitation	49
5.4	Stockholders Meeting; Proxy Materials; Merger Sub Approval	52
5.5	Appropriate Action; Consents; Filings	53
5.6	Certain Notices	56
5.7	Public Announcements	56
5.8	Employee Benefit Matters	57
5.9	Indemnification and Insurance	58
5.10	Parent Agreements Concerning Merger Sub	60
5.11	Takeover Statutes	61
5.12	Section 16 Matters	61
5.13	Stockholder Litigation	61
5.14	Stock Exchange Delisting	61
5.15	Equity Financing	62
5.16	Conduct of Business by Parent Pending the Merger	63
5.17	Waiver Termination	63
5.18	Guarantee	63

ARTICLE 6 CONDITIONS TO CONSUMMATION OF THE MERGER		64

6.1	Conditions to Obligations of Each Party Under This Agreement	64
6.2	Conditions to Obligations of Parent and Merger Sub Under This Agreement	64
6.3	Conditions to Obligations of the Company Under This Agreement	65
6.4	Frustration of Closing Conditions	65

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ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER		66

7.1	Termination by Mutual Consent	66
7.2	Termination by Either Parent or the Company	66
7.3	Termination By Parent	66
7.4	Termination by the Company	67
7.5	Notice of Termination; Effect of Termination	68
7.6	Fees and Expenses Following Termination.	68
7.7	Amendment	71
7.8	Waiver	71

ARTICLE 8 GENERAL PROVISIONS		71

8.1	Non-Survival of Representations, Warranties and Covenants	71
8.2	Notices	71
8.3	Definitions	72
8.4	Headings	87
8.5	Severability	87
8.6	Entire Agreement	87
8.7	Assignment	87
8.8	No Third Party Beneficiaries	88
8.9	Mutual Drafting; Interpretation	88
8.10	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	88
8.11	Counterparts	89
8.12	Specific Performance; Remedies Cumulative	90

Exhibits

Exhibit A	Form of Certificate of Incorporation of Surviving Corporation

Exhibit B	Form of Bylaws of the Surviving Corporation

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 7, 2024 (this “Agreement”), is made by and among Velocity One Holdings, LP a Delaware limited partnership (“Parent”), Aerosphere Power Inc., a New Jersey corporation that, at the Effective Time will be an indirect wholly owned subsidiary of Parent (“Parent Group Member”), Velocity Merger Sub, Inc., a New Jersey corporation that, at the Effective Time will be an indirect wholly owned subsidiary of Parent (“Merger Sub”), and EMCORE Corporation, a New Jersey corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.3 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

WHEREAS, the Company, Parent and Merger Sub desire to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the New Jersey Business Corporation Act, as amended (the “NJBCA”), pursuant to which, except as otherwise provided in the Agreement, each share of common stock, no par value, of the Company issued and outstanding immediately prior to the Effective Time (the “Company Common Stock” or the “Shares”) shall be converted into the right to receive the Merger Consideration;

WHEREAS, the Board of Directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, approved for Merger Sub to enter into this Agreement and consummate the Transactions, including the Merger;

WHEREAS, the Board of Directors of Parent has, upon the terms and subject to the conditions set forth herein, approved this Agreement and the Transactions, including the Merger, and Parent, as the sole stockholder of Merger Sub, has duly executed and delivered to Merger Sub and the Company a written consent, to be effective by its terms immediately following execution of this Agreement, adopting this Agreement;

WHEREAS, the Board of Directors of Parent Group Member has, upon the terms and subject to the conditions set forth herein, approved this Agreement and the Transactions, including the Merger;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, unanimously: (i) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of the Company and its stockholders; (ii) approved this Agreement and the Transactions, including the Merger; (iii) directed that this Agreement and the Transactions, including the Merger, be submitted to the stockholders of the Company for its adoption and approval; and (iv) recommended that the Company’s stockholders vote to adopt and approve this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of the Company to enter into this Agreement, (a) the Guarantor has delivered to the Company and Parent an Equity Commitment Letter, pursuant to which the Guarantor has committed to invest or cause to be invested in the equity capital of Parent the amounts set forth therein for the purposes of financing the Transactions, including the Merger Consideration; and (b) the Guarantor has entered into the Guaranty in favor of the Company, pursuant to which the Guarantor is guaranteeing certain of the obligations of Parent and Merger Sub in connection with this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement agree as follows:

ARTICLE 1
THE MERGER

1.1           The Merger.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the NJBCA, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and as a wholly owned Subsidiary of Parent. The Merger shall be effected pursuant to the NJBCA and shall have the effects set forth in this Agreement and the applicable provisions of the NJBCA. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. The Merger and other transactions contemplated by this Agreement are referred to herein as the “Transactions”.

(b)            At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the certificate of incorporation of the Surviving Corporation shall be amended and restated so as to read in its entirety in the form set forth as Exhibit A hereto, and as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to Section 5.9). In addition, the Company and the Surviving Corporation shall take all necessary action such that, at the Effective Time, the bylaws of the Surviving Corporation shall be amended so as to read in its entirety in the form set forth as Exhibit B hereto, and as so amended shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to Section 5.9).

(c)            At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the officers and directors of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall become the officers and directors of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d)            If, at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.2           Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place at 8:00 a.m., Eastern time, on the third (3rd) Business Day after satisfaction or waiver of all of the applicable conditions set forth in ARTICLE 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), via electronic exchange of signature pages, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is referred to as the “Closing Date”. On the Closing Date, or on such other date as Parent and the Company may agree to, Merger Sub shall cause a certificate of merger (the “Certificate of Merger”), to be executed and filed in accordance with the relevant provisions of the NJBCA and Merger Sub and the Company shall make all other filings required under the NJBCA. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the New Jersey Department of the Treasury, Division of Revenue and Enterprise Services, or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger (such date and time at which the Merger becomes effective hereinafter referred to as the “Effective Time”).

ARTICLE 2
CONVERSION OF SECURITIES IN THE MERGER

2.1           Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities of Merger Sub or the Company:

(a)            Conversion of Shares. Each Share, other than Shares to be cancelled or converted pursuant to Section 2.1(b) and the Dissenting Shares, shall be converted automatically into the right to receive $3.10 per Share (the “Merger Consideration”), payable net to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law as provided in Section 2.5, upon surrender of the Certificates or Book-Entry Shares in accordance with Section 2.2. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.2.

(b)            Cancellation of Treasury Shares and Parent-Owned Shares. Each Share held by the Company as treasury stock or held directly by Parent Group Member, Parent or Merger Sub (or any direct or indirect wholly owned subsidiaries of the Company, Parent Group Member, Parent or Merger Sub), in each case, immediately prior to the Effective Time, shall automatically be cancelled and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(c)            Merger Sub Equity Interests. All outstanding shares of capital stock of Merger Sub held immediately prior to the Effective Time shall be converted into and become (in the aggregate) 100 shares of newly and validly issued, fully paid and non-assessable shares of common stock, no par value, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately after the Effective Time.

2.2           Payment for Securities; Surrender of Certificates.

(a)            Paying Agent. At or prior to the Effective Time, the Company shall designate a nationally recognized bank or trust company to act as the paying agent (the identity and terms of designation and appointment of which shall be reasonably acceptable to Parent, it being understood that Equiniti Trust Company, LLC shall be deemed reasonably acceptable to Parent) for purposes of effecting the payment of the Merger Consideration in connection with the Merger in accordance with this ARTICLE 2 (the “Paying Agent”). The Surviving Corporation shall pay, or cause to be paid, the fees and expenses of the Paying Agent. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, pursuant to irrevocable instructions from Parent, the Aggregate Merger Consideration to which holders of Shares (other than the Dissenting Shares) shall be entitled at the Effective Time pursuant to Section 2.1 (which, for the avoidance of doubt, shall not include the Option Consideration, the Company RSU Consideration or the Company PRSU Consideration, which such amounts shall be deposited into the payroll or other account, as applicable, of the Company, in accordance with Section 2.4, for further payment by the Surviving Corporation). In the event such deposited funds are insufficient to make the payments contemplated pursuant to Section 2.1, Parent shall promptly deposit, or cause to be deposited, with the Paying Agent such additional funds to ensure that the Paying Agent has sufficient funds to make such payments. Such funds shall be invested by the Paying Agent as directed by Parent, pending payment thereof by the Paying Agent to the holders of the Shares, other than the Dissenting Shares, in accordance with this ARTICLE 2; provided, however, that (i) no such investment shall relieve Parent (or its applicable Affiliates) or the Paying Agent from making the payments contemplated hereunder, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) any such investments shall be in obligations of, or guaranteed by, the United States government or rated A-1 or P-1 or better by Moody’s Investor Service, Inc. or Standard & Poor’s Corporation, respectively. Earnings from such investments shall be the sole and exclusive property of Parent or the Surviving Corporation, as Parent directs, and no part of such earnings shall accrue to the benefit of holders of Shares (other than the Dissenting Shares).

(b)           Procedures for Surrender.

(i)               Certificates. As soon as practicable after the Effective Time (and in no event later than two (2) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Shares represented by certificates (the “Certificates”), which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form as Parent and the Paying Agent shall reasonably agree; and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the Paying Agent or such other agent, in accordance with the letter of transmittal and instructions, shall transmit to the holder of such Certificates the Merger Consideration for each Share formerly represented by such Certificates (subject to any withholding of Taxes required by applicable Law as provided in Section 2.5), and any Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement.

(ii)              Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Shares represented by book-entry (“Book-Entry Shares”) shall be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(a). In lieu thereof, each holder of record of one or more Book-Entry Shares held through The Depository Trust Company whose Shares were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share a cash amount in immediately available funds equal to the Merger Consideration (subject to any withholding of Taxes required by applicable Law as provided in Section 2.5), and such Book-Entry Shares of such holder shall be cancelled. Upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), the holder of Book-Entry Shares not held through The Depository Trust Company shall be entitled to receive in exchange therefor a cash amount in immediately available funds equal to the Merger Consideration (subject to any withholding of Taxes required by applicable Law as provided in Section 2.5), and such Book-Entry Shares so surrendered shall at the Effective Time be cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares so surrendered shall only be made to the Person in whose name such Book-Entry Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement.

(c)            Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)            Termination of Fund; Abandoned Property; No Liability. Any portion of the funds (including any interest received with respect thereto) made available to the Paying Agent that remains unclaimed by the holders of Certificates or Book-Entry Shares on the first anniversary of the Effective Time will be returned to the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, upon demand, and any such holder who has not tendered its Certificates or Book-Entry Shares for the Merger Consideration in accordance with Section 2.2(b) prior to such time shall (subject to abandoned property, escheat or other similar Laws) thereafter look only to Parent and the Surviving Corporation (as general unsecured creditors) for delivery of the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.5, in respect of such holder’s surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b). Any portion of the Merger Consideration remaining unclaimed by the holders of Certificates or Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective affiliates will be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)            Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a). Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.3           Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, to the extent permitted by applicable Law, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by holders of such Shares who have not voted in favor of the adoption and approval of this Agreement, including the Merger, or consented thereto in writing and who are entitled to and have properly demanded appraisal of such shares of Company Common Stock in accordance with Section 14A:11-1 et seq. of the NJBCA or otherwise pursuant to applicable Law (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares shall be entitled to only such consideration as may be due with respect to such Dissenting Shares pursuant to Section 14A:11-1 et seq. of the NJBCA or otherwise pursuant to applicable Law, unless and until any such holder fails to perfect, withdraws, or otherwise loses its appraisal rights under applicable Law (including the NJBCA) with respect to such Shares. If, after the Effective Time, any such holder fails to perfect, effectively withdraws or otherwise loses such rights pursuant to Section 14A:11-1 et seq. of the NJBCA or otherwise pursuant to applicable Law or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 14A:11-1 et seq. of the NJBCA or otherwise pursuant to applicable Law, such Dissenting Shares will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, on the terms and subject to the conditions in this Agreement and shall no longer constitute Dissenting Shares hereunder. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto other than such rights as are provided to holders of Dissenting Shares pursuant to Section 14A:11-1 et seq. of the NJBCA or otherwise pursuant to applicable Law. The Company shall give Parent (i) prompt written notice of any demands received by the Company for appraisals of shares of Company Common Stock, withdrawals of such demands and any other instruments relating to appraisal demands received by the Company pursuant to Section 14A:11-1 et seq. of the NJBCA or otherwise pursuant to applicable Law and (ii) the opportunity and right to participate, at Parent’s sole expense, in all negotiations and proceedings with respect to such demands and the Company shall consider in good faith comments or suggestions proposed by Parent with respect to such demands; provided, that, after the date hereof until the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise to comply with Section 14A:11-1 et seq. of the NJBCA or other applicable Law.

2.4           Treatment of Stock Options, Restricted Stock Units, and Performance-Based Restricted Stock Units.

(a)            Treatment of Options. Effective as of immediately prior to the Effective Time, by virtue of the Merger, and without any action on the part of Parent, Merger Sub, the Company or any holder of any securities of the Company, each option to purchase Shares, whether vested or unvested, that is outstanding immediately prior to the Effective Time (if any) (each a “Company Option”) shall automatically be cancelled without any action on the part of any holder or beneficiary thereof and be converted into the right to receive (without interest) a lump sum cash payment (less applicable Tax withholdings) equal to the product of (x) the total number of Shares underlying the Company Option multiplied by (y) the excess, if any, of the Merger Consideration over the per Share exercise price of such Company Option (the “Option Consideration”); provided, that, any such Company Option with respect to which the per Share exercise price subject thereto is equal to or greater than the Merger Consideration shall be canceled effective as of the Effective Time for no consideration. On the Closing Date, Parent shall pay by wire transfer of immediately available funds to the Surviving Corporation, and Parent shall cause the Surviving Corporation to pay to each of the holders of Company Options, the applicable Option Consideration (less any applicable withholding Taxes) on the next regular payroll date following the Closing Date (but in no event earlier than the date of receipt of file-stamped evidence of the Merger filing from the New Jersey Department of the Treasury, Division of Revenue and Enterprise Services); provided, however, that to the extent any payments cannot be paid during such period without causing the recipient to incur a penalty tax under Section 409A of the Code, then such payment shall be distributed in accordance with Section 409A of the Code and applicable guidance thereunder.

(b)            Treatment of Restricted Stock Units and Performance-Based Restricted Stock Units. Effective as of immediately prior to the Effective Time, by virtue of the Merger, and without any action on the part of Parent, Merger Sub, the Company or any holder of any securities of the Company: (i) (A) each restricted stock unit award subject to time-based vesting restrictions, whether vested or unvested, that is outstanding under any Company Equity Plan immediately prior to the Effective Time (each, a “Company RSU”), (i) shall automatically be canceled without any action on the part of any holder or beneficiary thereof in consideration for the right to receive a lump sum cash payment (less any applicable Tax withholdings) equal to: (x) the total number of Shares represented by such Company RSU multiplied by (y) the Merger Consideration (the “Company RSU Consideration”); and (ii) (A) each restricted stock unit award subject to performance vesting conditions that is outstanding under any Company Equity Plan immediately prior to the Effective Time (each, a “Company PRSU”), to the extent not vested, be deemed to have satisfied such performance vesting conditions satisfied at 100% of target and shall have any time-based vesting conditions waived; and (B) each Company PRSU shall automatically be canceled without any action of the part of any holder or beneficiary thereof in consideration for the right to receive a lump sum cash payment (less any applicable Tax withholdings) equal to the product of: (x) the Merger Consideration; and (y) the number of Shares represented by such Company PRSU (the “Company PRSU Consideration”). On the Closing Date, Parent shall pay by wire transfer of immediately available funds to the Surviving Corporation, and Parent shall cause the Surviving Corporation to pay to each of the holders of Company RSUs and Company PRSUs, the applicable Company RSU Consideration and/or Company PRSU Consideration (less any applicable withholding Taxes) on the next regular payroll date following the Closing Date (but in no event earlier than the date of receipt of file-stamped evidence of the Merger filing from the New Jersey Department of the Treasury, Division of Revenue and Enterprise Services); provided, however, that to the extent any payments cannot be paid during such period without causing the recipient to incur a penalty tax under Section 409A of the Code, then such payment shall be distributed in accordance with Section 409A of the Code and applicable guidance thereunder.

(c)            Termination of Company Equity Plans. As of the Effective Time, the Company Equity Plans shall be terminated and no further Shares, Company Options, Company RSUs, Company PRSUs, other Equity Interests in the Company or other rights with respect to Shares shall be granted thereunder. Following the Effective Time, no such Company Option, Company RSU, Company PRSU, Equity Interest or other right that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Company Option, Company RSU, Company PRSU, Equity Interest or other right shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.4.

(d)            Board Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall provide such notices, if any, to the extent required under the terms of any of the Company Equity Plans, adopt appropriate resolutions and take such other actions as are necessary, advisable, and appropriate to effect the transactions described in this Section 2.4.

(e)            Treatment of Hale Capital Warrant. To the extent that the Hale Capital Warrant is not exercised by the Warrantholder in connection with the Merger and the other transactions contemplated by this Agreement, subject to and in accordance with the Hale Capital Warrant, immediately prior to and substantially concurrent with the Effective Time, the Company hereby assigns, and Parent, or at the election of Parent, the Surviving Corporation, hereby assumes, the rights and obligations set forth under the Hale Capital Warrant, and Parent and the Surviving Corporation, hereby agrees to faithfully perform, satisfy and discharge when due, the obligations of the Company under the Hale Capital Warrant. For the avoidance of doubt, the assignment and assumption contemplated by this Section 2.4(e) shall have no effect, adjustment or modification to the Aggregate Merger Consideration or the Merger Consideration.

2.5            Withholding Rights. The Company, Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Law. Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall use commercially reasonable efforts to provide prior notice to the Company of any such deduction or withholding (other than (a) withholding because of the compensatory nature of the applicable payment or (b) U.S. federal backup withholding) and shall reasonably cooperate with the Company to minimize or eliminate such deduction or withholding to the extent permitted by Law. To the extent that amounts are so deducted or withheld and paid to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

2.6            Adjustments. In the event that, between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur as a result of any stock split, reverse stock split, stock dividend (including any dividend or distribution of Equity Interests convertible into or exchangeable for Shares), recapitalization, reclassification, combination, exchange of shares or other similar event, the Merger Consideration shall be equitably adjusted to reflect such event and to provide to holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.6 shall be deemed to permit or authorize the Company to take any such action or effect any such change that it is not otherwise authorized or permitted to take pursuant to Section 5.1.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub (the “Company Disclosure Schedule”) concurrent with the execution of this Agreement (with specific reference to the representations and warranties in this ARTICLE 3 to which the information in such schedule relates; provided, that, disclosure in the Company Disclosure Schedule as to a specific representation or warranty shall qualify any other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent on its face that such disclosure relates to such other sections), and (b) as otherwise disclosed or identified in the Company SEC Documents filed or furnished with the SEC on or after January 1, 2022 and prior to the date hereof and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the Company SEC Documents or any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1            Corporate Organization. Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and, to the extent applicable, in active status or good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or organizational, as the case may be, power and authority to own, operate, lease or otherwise hold its properties and assets and to carry on its business as it is now being conducted, except where the failure to be duly organized, validly existing, in active status or in good standing or to have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The copies of the Restated Certificate of Incorporation (the “Company Charter”) and Bylaws (the “Company Bylaws”) of the Company, as most recently filed with the Company SEC Documents, and the certificate of incorporation, certificate of formation, bylaws, operating agreement or equivalent organizational documents of each Subsidiary of the Company that have been made available to Parent are true, complete and correct copies of such documents as in effect as of the date of this Agreement. None of the Company or any such Subsidiary is in violation of any of the provisions of the Company Charter or the Company Bylaws or such organizational documents, as applicable, except for such violations that, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect.

3.2           Capitalization.

(a)            The authorized capital stock of the Company consists of two-hundred million (200,000,000) shares of Company Common Stock and five million eight hundred eighty-two thousand three hundred fifty-two (5,882,352) shares of preferred stock, no par value, of which (i) 300,000 shares of which have been designated as Series A Junior Participating Preferred Stock and (ii) 300,000 shares of which have been designated as Series B Junior Participating Preferred Stock. As of November 4, 2024, (i) 9,073,372 Shares (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) 690,585 Shares were held in the treasury of the Company or by its Subsidiaries, (iii) no Shares were subject to outstanding Company Options, (iv) 1,000,493 Shares were subject to outstanding Company RSUs and 48,966 Shares were subject to Company PRSUs (assuming target level of performance), (v) no shares of preferred stock were outstanding, and (vi) 1,810,528 shares were reserved for issuance under the Hale Capital Warrant. The Company has reserved 300,000 shares of Series B Junior Participating Preferred Stock for issuance in accordance with the Section 382 Tax Benefits Preservation Plan, dated as of September 28, 2023 (the “Section 382 Tax Benefits Preservation Plan”), by and between the Company and Equiniti Trust Company, LLC, as rights agent. Except as otherwise set forth in the Company Charter or for (A) the Hale Capital Warrant, (B) Company RSUs and Company PRSUs that may be settled in not more than an aggregate of 1,049,459 Shares (assuming target level of performance with respect to Company PRSUs) under the Company Equity Plans, and (C) the Section 382 Tax Benefits Preservation Plan, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company. Except for the Hale Capital Warrant, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any Shares or any capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries. Since October 1, 2023, except for the grant Company Options, Company RSUs, and Company PRSUs, and any issuance of Shares upon exercise of the Company Options or the settlement of Company RSUs or Company PRSUs, in each case in accordance with their terms, or the Hale Capital Warrant, the Company has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance described in this Section 3.2(a).

(b)            Section 3.2(b) of the Company Disclosure Schedule sets forth a true and complete list, as of November 4, 2024, of each outstanding Company Equity Award, including: (i) the employee identification number of holder thereof, (ii) the number of shares of Company Common Stock subject to such outstanding Company Equity Award, and (iii) the date on which such Company Equity Award was granted or issued. All Shares subject to issuance under a Company Equity Plan, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive or similar rights, purchase options, calls or rights of first refusal or similar rights and issued in compliance with applicable securities Laws and other applicable Law and all other requirements set forth in applicable Contracts.

(c)            Except for the Section 382 Tax Benefits Preservation Plan, the Company Equity Awards set forth on Section 3.2(b) of the Company Disclosure Schedule and the Hale Capital Warrant, the Company is not obligated to issue, grant or enter into, as applicable, any option, warrant, security, unit, right or Contract to acquire shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock. As of the date of this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or options, warrants, calls, puts, convertible or exchangeable securities, subscriptions, phantom stock, stock appreciation rights, stock-based performance units, other rights to acquire shares of capital stock of the Company, other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock or other rights with respect to the Company, except for (A) the withholding of shares of Company Common Stock to satisfy, on the terms and subject to the conditions of the applicable Company Equity Plan, Tax obligations with respect to awards granted pursuant to the Company Equity Plans, (B) the Hale Capital Warrant and (C) in connection with Company Equity Awards upon settlement or forfeiture of awards or payment of the exercise price of Company Options. Neither the Company nor any Subsidiary is a party to any voting trusts or similar agreements with respect to the voting of the Company Common Stock or any other capital stock of, or other Equity Interests in, the Company or any Subsidiary, including, but not limited to electing, designating or nominating any director of the Company or any of the Subsidiaries. Since October 1, 2023, through the date hereof, the Company has not established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any Company Common Stock or any other capital stock of, or other Equity Interests in, of the Company, except as provided by the Section 382 Tax Benefits Preservation Plan. Neither the Company nor any of the Subsidiaries are subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment with respect to Company Common Stock to any current or former holder of any Company Common Stock.

(d)            Section 3.2(d) of the Company Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of the Company and the authorized, issued and outstanding Equity Interests of each such Subsidiary. None of the Company or any of its Subsidiaries holds an Equity Interest in any other Person. Each outstanding share of capital stock of or other Equity Interest in each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or one or more of its wholly owned Subsidiaries free and clear of all Liens, other than Permitted Liens. As of the date of this Agreement, there are no options, warrants, calls, puts, convertible or exchangeable securities, subscriptions, phantom stock, stock appreciation rights, stock-based performance units, other rights to acquire shares of capital stock of, or other Equity Interests in, any Subsidiary of the Company or Contracts to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound (i) obligating any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional capital stock or other Equity Interests of such Subsidiary, or any security convertible into or exchangeable for such capital stock or other Equity Interests, (ii) obligating any Subsidiary to issue, grant or enter into, as applicable, any such option, warrant, security, unit, right or Contract or (iii) giving any Person the right to receive any economic interest of any nature accruing to the holders of equity securities of any Subsidiary. As of the date of this Agreement, there are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or other Equity Interests or options, warrants, calls, puts, convertible or exchangeable securities, subscriptions, phantom stock, stock appreciation rights, stock-based performance units, other rights to acquire equity securities of any Subsidiary, other rights that give the holder thereof any economic interest of a nature accruing to the holders of equity securities with respect to any Subsidiary. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person, other than with respect to any wholly owned Subsidiary of the Company.

3.3           Authority; Execution and Delivery; Enforceability.

(a)            The Company has all necessary power and authority to enter into, execute and deliver this Agreement and any Ancillary Agreement to which it is a party, to perform and comply with each of its obligations under this Agreement and such Ancillary Agreements and, assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.7 and subject to the receipt of the Company Stockholder Approval and compliance with Regulatory Laws, to consummate the Transactions and the other transactions contemplated thereby, in each case, in accordance with the terms of this Agreement and the Ancillary Agreements to which it is a party. The adoption, execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party, the performance and compliance by the Company with each of its obligations herein and therein, and the consummation by it of the Transactions and the transactions contemplated by such Ancillary Agreements have been duly authorized by all necessary corporate action on the part of the Company, assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.7 and subject to receipt of the Company Stockholder Approval, and no other corporate proceedings on the part of the Company and no other stockholder votes are necessary to authorize this Agreement or the consummation by the Company of the Transactions. The Company has duly and validly executed and delivered this Agreement and the Ancillary Agreements to which it is a party dated on or before the date hereof and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement and each Ancillary Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and subject, as to enforceability, to general principles of equity (“Bankruptcy and Enforceability Exceptions”).

(b)            The Company Board, at a meeting duly called and held, unanimously duly adopted resolutions (which, as of the execution and delivery of this Agreement by the Parties, have not been rescinded, modified or withdrawn in any way and are in full force and effect) (i) determining that this Agreement, the Ancillary Agreements to which the Company is a party and the Transactions, including the Merger, and the other transactions contemplated by such Ancillary Agreements are advisable, fair to and in the best interests of the Company and its stockholders, approving this Agreement, the Ancillary Agreements to which the Company is a party and the Transactions, including the Merger, and the other transactions contemplated by such Ancillary Agreements, and declaring that this Agreement, the Ancillary Agreements to which the Company is a party and the Transactions, including the Merger, and the other transactions contemplated by such Ancillary Agreements are advisable, fair to and in the best interests of the Company and its stockholders, (ii) directing that this Agreement and the Transactions, including the Merger, be submitted to the stockholders of the Company for its adoption and approval, and (iii) recommending that the Company’s stockholders adopt and approve this Agreement and the Transactions, including the Merger (the “Company Board Recommendation”).

(c)            The only vote or consent of holders of any class or series of Shares or other Equity Interests of the Company necessary to adopt or approve this Agreement and the Ancillary Agreements to which the Company is a party and to consummate the Transactions, including the Merger, and the other transactions contemplated by such Ancillary Agreements is the affirmative vote or consent of a majority of the votes cast by the holders of Shares that are outstanding and entitled to vote thereon at the Company Stockholders Meeting (the “Company Stockholder Approval”). No other vote of the holders of Shares or any other Equity Interests of the Company, including any vote under Article Tenth of the Company Charter, is necessary to consummate the Transactions. Except for the Company Stockholder Approval and the filing of the Certificate of Merger as required by the NJBCA, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement, the Ancillary Agreements to which the Company is a party, the performance by the Company of its covenants or obligations hereunder or thereunder or the consummation of the Transactions or the other transactions contemplated by such Ancillary Agreements.

3.4           No Conflicts.

(a)            The execution and delivery of this Agreement by the Company does not and will not, and the performance of this Agreement by the Company will not, (i) assuming the Company Stockholder Approval is obtained, conflict with or violate any provision of the Company Charter or the Company Bylaws or any equivalent organizational documents of any Subsidiary of the Company, (ii) assuming that all consents, approvals, authorizations and permits (“Consents”) described in Section 3.4(b) have been obtained and all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) require any consent, approval, authorization, filing or notification under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) on any property or asset of the Company or any of its Subsidiaries pursuant to, any Company Material Contract to which the Company or any of its Subsidiaries is party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)            The execution and delivery of this Agreement by the Company does not and will not, and, assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.3(b), the consummation by the Company of the Transactions and compliance by the Company with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act (including the filing with the SEC of the Proxy Statement), the rules and regulations of the Nasdaq and any other applicable U.S. state or federal securities laws, (ii) as required under any applicable Regulatory Laws, (iii) the filing and recordation of the Certificate of Merger as required by the NJBCA, (iv) compliance with the requirements of the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. (“ISRA”), as amended by the Site Remediation Reform Act, N.J.S.A. 58:10C-1 et seq. (“SRRA”), and the regulations issued thereunder, with respect to the real property located at 450 Clark Drive in Budd Lake, New Jersey (the “Budd Lake Facility”) and (v) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.5           SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)            The Company has filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act or the Exchange Act since September 30, 2021 (the “Company SEC Documents”). None of the Subsidiaries of the Company is or has at any time since September 30, 2021, been subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b)            As of its respective filing date (or, if amended or superseded prior to the date of this Agreement, on the date of such filing), each Company SEC Document complied as to form in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, the rules and regulations of the SEC promulgated thereunder, and the requirements of the Nasdaq applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and each Company SEC Document filed or furnished subsequent to the date of this Agreement will comply, in all material respects, with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, the applicable rules and regulations of the SEC promulgated thereunder, and the applicable requirements of the Nasdaq. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any Company SEC Documents that would be required to be disclosed under Item 1B of Form 10-K under the Exchange Act.

(c)            The consolidated financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) (the “Company SEC Financial Statements”) (i) fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders’ equity deficit of the Company and its Subsidiaries (on a consolidated basis) as of the respective dates of and for the periods referred to in the Company SEC Financial Statements, (ii) were prepared in accordance with GAAP as applied by the Company (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), subject, in the case of interim Company SEC Financial Statements, to normal year-end adjustments and the absence of notes and other presentation items as permitted by the applicable rules and regulations of the SEC and (iii) comply as to form in all material respects with the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and published rules and regulations of the SEC with respect thereto.

(d)            The Company has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act; or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) with respect to all applicable Company SEC Documents. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act, which controls and procedures are designed to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company SEC Documents. The Company has established and maintains a system of internal accounting controls that comply with the requirements of the Exchange Act and that have been designed by, or under the supervision of, their respective principal executive and principal financial officers, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (A) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on its financial statements. From the date of the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021 to the date of this Agreement, neither the Company’s auditors, to the Knowledge of the Company, nor the Company has been advised in writing of (1) any “significant deficiencies” or “material weaknesses” (each as defined in Rule 12b-2 of the Exchange Act) identified in management’s assessment of internal control over financial reporting as of and for the year ended September 30, 2021 (nor has any such deficiency or weakness been identified as of the date hereof) or (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and, in each case, to the Knowledge of the Company, neither the Company nor any of its Representatives has failed to disclose such information to the Company’s auditors or the Company Board. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since September 30, 2021, the Company has been in compliance with the applicable listing and corporate governance rules and regulations of the Nasdaq.

(e)            The Company and its Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued), required by GAAP to be reflected or reserved on a consolidated balance sheet of the Company (or the notes thereto) except (i) as disclosed, reflected or reserved against in the most recent balance sheet included in the Company SEC Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent balance sheet included in the Company SEC Financial Statements, none of which (A) individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect or (B) are liabilities directly or indirectly related to a material breach of Contract, breach of warranty, tort, infringement, Proceeding or violation of or non-compliance with Law, (iii) for liabilities and obligations arising out of or in connection with this Agreement, the Merger or the Transactions, to the extent permitted or contemplated by this Agreement, and (iv) for other liabilities and obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.6            Absence of Certain Changes or Events. Since June 30, 2024 through the date of this Agreement, the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course consistent with past practice (other than with respect to the transactions contemplated hereby). Since June 30, 2024 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that would have constituted a breach of, or required Parent’s consent pursuant to, Section 5.1 had the covenants therein applied since June 30, 2024.

3.7            Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company to such portions thereof that relate to Parent and its Subsidiaries, including Merger Sub, or to statements made therein based on information supplied by or on behalf of Parent for inclusion or incorporation by reference therein). The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and other applicable Law.

3.8            Legal Proceedings. There are no Proceedings pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties or any of the officers or directors of the Company alleging losses, costs, charges, settlement payments, awards, judgements, fines, penalties, damages, expenses (including reasonable attorneys’, actuaries’, accountants’ and other professionals’ fees, disbursements and expenses), liabilities, claims or deficiencies of any kind in excess of $250,000. Neither the Company nor any of its Subsidiaries nor any of their respective assets or properties is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.9           Compliance with Laws and Orders.

(a)            The Company and its Subsidiaries are in compliance and since September 30, 2022 have been in compliance with all Laws and Orders applicable to the Company or any of its Subsidiaries or any assets owned or used by any of them (except for any such past noncompliance as has been remedied and imposes no continuing obligations or costs on the Company or its Subsidiaries), except where any such non-compliance, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written communication since September 30, 2022 from a Governmental Entity or other Person regarding any actual or alleged violations or failure to comply with any such Law or Order, except where any such non-compliance, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)            Since October 1, 2019, none of the Company or any of its Subsidiaries, and no director or officer or other employee acting on behalf of the Company or any of its Subsidiaries or, to the Knowledge of the Company, agent or third party acting on behalf of any of the Company or any of its Subsidiaries, has directly or indirectly: (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made, offered, or authorized any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of any applicable anti-corruption or anti-bribery Law, including the Foreign Corrupt Practices Act of 1977, as amended, and the United Kingdom Bribery Act of 2010 and any other comparable law of a jurisdiction outside the United States; or (iii) made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment. For purposes of this Section 3.9(b), an “unlawful payment” shall include any transfer of funds or any other thing of value, such as a gift, transportation or entertainment, which transfer is contrary to any applicable Law, including any payment to a third party all or part of the proceeds of which is used for a corrupt payment. Since October 1, 2019, none of the Company or any of its Subsidiaries or any other entity under their control has been charged, prosecuted or, to the Knowledge of the Company, investigated, for any violation of any applicable Law in respect of the matters contemplated by this Section 3.9(b).

(c)            Since October 1, 2019, the Company and each of its Subsidiaries and, to the Knowledge of the Company, each entity under their control (i) has been and is in compliance in all material respects with all U.S. Export and Import Laws and all applicable Foreign Export and Import Laws; and (ii) has complied in all material respects with, all of its licenses, registrations and other authorizations for export, re-export, deemed export or re-export, transfer or import required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws for the conduct of its business. Since October 1, 2019, none of the Company or any of its Subsidiaries has been cited or fined for a material failure to comply with any U.S. Export and Import Law or Foreign Export and Import Law, and no economic sanctions-related, export-related or import-related Proceeding, investigation or inquiry is, or has been pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any officer or director of the Company or any of its Subsidiaries (in his or her capacity as an officer or director of the Company or any of its Subsidiaries) by or before (or, in the case of a threatened matter, that would come before) any Governmental Entity.

(d)            Since October 1, 2019 (except where otherwise expressly indicated below), none of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any entity under their control or any of their respective directors, officers, employees or agent acting on behalf of the Company or any of its Subsidiaries (i) is or has been a Person with whom transactions are prohibited or limited under any U.S. Export and Import Law or Foreign Export and Import Law, including those administered by OFAC, the Bureau of Industry and Security of the U.S. Department of Commerce, the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury or any other similar Governmental Entity; (ii) has violated or made a disclosure (voluntary or otherwise) to a responsible Governmental Entity regarding compliance with any U.S. Export and Import Law or Foreign Export and Import Law; (iii) has engaged in any prohibited transaction or other prohibited dealing directly or indirectly with any country with whom a U.S. person (as defined by the U.S. Export and Import Laws and regulations administered by OFAC, 31 C.F.R. Parts 500-598) or a person subject to the jurisdiction of the United States is otherwise prohibited from dealing under U.S. Export and Import Law, including, but not limited to, the Crimea, Donetsk or Luhansk Regions of Ukraine, Cuba, Iran, or North Korea or the Governments (including instrumentalities) of Iran or Venezuela (a “Sanctions Target”); or (iv) has employed or is currently employing at any of its facilities a foreign person within the meaning of the ITAR or the EAR who is a national of any Sanctions Target.

(e)            To the Knowledge of the Company, since October 1, 2019, none of the Company or any of its Subsidiaries or any entity under their control or any of their respective directors, officers, employees or agents acting on behalf of the Company of any of its Subsidiaries: (i) has made any exports of goods controlled under the ITAR or the EAR without a license, where those regulations imposed a licensing requirement; (ii) has violated any end-use or end-user export control requirements under the EAR; (iii) has allowed access to ITAR- or EAR-controlled technical data to a non-U.S. person, in the United States or elsewhere, in violation of the EAR or the ITAR or other applicable Law; or (iv) has engaged in any boycott-related activity, or provided any information in support of same, in violation of the antiboycott provisions of the EAR or the Ribicoff amendment to the Tax Reform Act of 1976.

(f)            No Proceeding has been brought, or to the Knowledge of the Company is threatened against the Company or any of its Subsidiaries or any officer or director of the Company or any of its Subsidiaries (in his or her capacity as an officer or director of the Company or any of its Subsidiaries) by or before (or, in the case of a threatened matter, that would come before) any Governmental Entity with respect to the Currency and Foreign Transactions Reporting Act of 1970 or any applicable money laundering Laws of those jurisdictions where the Company or any of its Subsidiaries conduct business.

3.10         Governmental Authorizations; Permits.

(a)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its Subsidiaries hold, and since October 1, 2022 have held, all Governmental Authorizations, and have made all filings required under applicable Laws, necessary to enable the Company and its Subsidiaries to conduct their respective businesses in the manner in which such businesses are currently being conducted; (ii) all such Governmental Authorizations are valid and in full force and effect or expired at a time when such Governmental Authorizations no longer were required and (iii) each of the Company and its Subsidiaries is, and since October 1, 2022 has been, in compliance with the terms and requirements of such Governmental Authorizations. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since October 1, 2022, none of the Company or any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Entity regarding (i) any actual or alleged violation of or failure to comply with any term or requirement of any Governmental Authorization or (ii) any actual or threatened revocation, withdrawal, suspension, cancellation or termination of any Governmental Authorization.

(b)            The Company and each of its Subsidiaries have all governmental licenses, permits, certificates, franchises, tariffs, grants, easements, variances, consents, orders, approvals, clearances, exemptions, registrations, enrollments, provider and supplier numbers, accreditations and authorizations (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is and, since October 1, 2022, has been valid, subsisting and in full force and effect, except where any such failure to have or maintain such Permit, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company represents and warrants that (i) the operation of the Company and its Subsidiaries as currently conducted is not, and has not been since October 1, 2022, in violation of, nor is the Company or its Subsidiaries in default or violation under, any Permit (except for such past violation or default as has been remedied and imposes no continuing obligations or costs on the Company or its Subsidiaries), and (ii) to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit, except, in the case of both (i) and (ii), where any such default or violation of such Permit, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. There are no actions pending or, to the Knowledge of the Company, threatened that seek the revocation, cancellation or modification of any Permit, except where any such revocation, cancellation or modification, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.11         Employee Benefit Plans.

(a)            Section 3.11(a) of the Company Disclosure Schedule sets forth a true and complete list of each (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) compensation, employment, consulting, end of service or severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy; or (iii) other benefit or compensation plan, agreement, policy or arrangement providing for pension, retirement, profit-sharing, deferred compensation, stock option, equity or equity-based compensation, stock purchase, employee stock ownership, vacation, holiday pay or other paid time off, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and other employee benefit plans or fringe benefit plans, in each case, that is either (A) sponsored, maintained, administered, contributed to or entered into by the Company or its Subsidiaries for the current or future benefit of any current or former director, officer, employee or individual independent contractor of the Company or its Subsidiaries (each, a “Service Provider”) or (B) with respect to which the Company or its Subsidiaries has any liability (each of such plans, agreements, arrangements, programs or policies described in the foregoing clauses (i) – (iii), a “Company Benefit Plan”); provided, for the avoidance of doubt, that the following Company Benefit Plans need not be specifically set forth on Section 3.11(a) of the Company Disclosure Schedule: (i) any employment contract (A) with an employee below the level of Senior Vice President, or (B) that is in all material respects consistent with a standard form previously made available to Parent where the severance period or required notice of termination provided is not in excess of ninety (90) days or such longer period as is required under local Law, (ii) any consultancy agreement, (iii) any plan or arrangement sponsored or maintained by a Governmental Entity; and (iv) any Company Equity Award or Contract related to a Company Equity Award that is disclosed pursuant to Section 3.2(b). True correct and complete copies of each Company Benefit Plan (and any amendments thereto) and (i) all material contracts relating thereto (including all trust agreements, insurance or annuity contracts, investment management agreements, record keeping agreements), (ii) the most recent determination, advisory, notification or opinion letter of the IRS, if applicable, (iii) the most recent summary plan description, (iv) any coverage and non-discrimination testing results for the three (3) most recent years, and (v) all written non-routine correspondence relating to any audit, investigation or correction associated with any Company Benefit Plan received by the Company or its Subsidiaries has been provided to Parent.

(b)

(i)               Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code.

(ii)              Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter or is the subject of an opinion or advisory letter from the IRS as to its qualified status. To the Knowledge of the Company, nothing has occurred, whether by action or failure to act, that would reasonably be expected to adversely affect the qualification of such Company Benefit Plan.

(iii)             To the Knowledge of the Company, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan.

(iv)             Each Company Benefit Plan is subject only to the federal or state Laws of the United States or a political subdivision thereof.

(v)              No Proceeding (other than routine benefits claims) has been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor.

(c)            Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, no Company Benefit Plan is or was within the past six (6) years, and neither the Company, any of its Subsidiaries nor any of their respective ERISA Affiliates has during the past six years sponsored, maintained, contributed to or been required to maintain or contribute to (i) a pension plan subject to Title IV of ERISA, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, or (iii) a multiple employer plan as described in Section 413(c) of the Code.

(d)            Except as provided for under this Agreement or as set forth in Section 3.11(d) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any Service Provider to any additional material compensation or benefit (including any bonus, retention or severance pay) under any of the Company Benefit Plans, or (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under any of the Company Benefit Plans.

(e)            No Company Benefit Plan provides post-employment, medical, disability or life insurance benefits to any former employee or their dependents, other than (i) as required by Law, (ii) the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee), (iii) benefits provided during any period during which the former employee is receiving severance pay or (iv) for coverage through the end of the month in which a termination of employment occurs.

(f)            All contributions (including all required and discretionary (in accordance with historical practices) employer contributions and employee salary reduction contributions), premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made in accordance with the terms of the Company Benefit Plans or any applicable Laws have been timely made or, to the extent not yet due, properly accrued for on the books and records of the Company and its Subsidiaries (and in such case will be subsequently made).

(g)            Except as set forth on Section 3.11(g) of the Company Disclosure Schedule, and subject to the Company’s review and analysis of all relevant payments, benefits, or other rights prior to the Closing, no payment, benefit or other right that will be made or provided in connection with the Merger (whether alone or in conjunction with any other event, whether contingent or otherwise) that would reasonably be expected to result in a parachute payment within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up or indemnify any individual with respect to any Tax under Section 4999 of the Code.

(h)            Each Company Benefit Plan that provides deferred compensation subject to Section 409A of the Code satisfies in form and operation the requirements of Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code and the guidance thereunder (and has satisfied such requirements for the entire period during which Section 409A of the Code has applied to such Company Benefit Plan).

3.12         Employee and Labor Matters.

(a)            Section 3.12(a) of the Company Disclosure Schedule contains a true and complete list of all current employees of the Company, whether full time, part time or otherwise as of the Effective Date (the “Employees”), specifying their job title/position, date of hire and salary (or other compensation measure).

(b)            Except as set forth on Section 3.12(b) of the Company Disclosure Schedule, the Company is not, and has not been within the past three (3) years, a party to any collective bargaining agreement or any written employment or compensation agreements with regard to any of the Employees.

(c)            Except as set forth on Section 3.12(c) of the Company Disclosure Schedule, the, to the Knowledge of the Company, no union is presently serving as a collective bargaining agent for any Employee. There are no, and there has not been within the past three (3) years, any, strikes, work stoppages, walkouts, pickets, lockouts, or other labor disputes, organizing activities pending or, to the Knowledge of the Company, threatened in writing, as to the Employees.

(d)            Except as set forth on Section 3.12(c) of the Company Disclosure Schedule, there is no, and there has not been within the past three (3) years, any, pending or threatened in writing charge, complaint, or Proceeding relating to payment of wages and hours, employment discrimination, against the Company with regard to the Employees or any independent contractors of the Company, before any federal, state, or local agency, court, or administrative or arbitral tribunal.

(e)            To the Knowledge of the Company, the Company is and, for the past three (3) years has been, in  compliance in all material respects with all federal, state, and local Laws respecting employment and employment practices, terms and conditions of employment, immigration, work authorization, COVID-19, and workplace safety, equal opportunity employment, non-discrimination, non-retaliation, anti-harassment, disability accommodation, classification of Service Providers, the payment of wages or overtime wages or salaries or other compensation, background checks, wage notices or statements, meals and rest breaks, hours, benefits, the Worker Adjustment and Retraining Notification Act of 1988 and similar state laws, collective bargaining, workers’ compensation, unemployment insurance, the payment of social security and similar taxes, federal contracting, workers’ compensation, and occupational safety.

(f)            Since October 1, 2021, to the Knowledge of the Company, the Company and its Subsidiaries have not received or been subject to any material complaints, claims or actions alleging sexual harassment, sexual misconduct, or discrimination committed by any director, officer or other senior managerial employee of the Company or any of its Subsidiaries.

3.13         Environmental Matters. Except as set forth on Section 3.13 of the Company Disclosure Schedule, and as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)            The Company and each of its Subsidiaries (i) since September 30, 2022 has been and is in compliance with all, and is not subject to any liability with respect to noncompliance with any, Environmental Laws, (ii) has held or applied for, and currently holds or has applied for, all material Environmental Permits necessary for the conduct of their business and the use of their properties and assets, as currently conducted and used, and (iii) has been and is in compliance with their respective Environmental Permits.

(b)            There are no environmental claims pending nor, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has received any written notification of any allegation of actual or potential responsibility for any Release or threatened Release of any Hazardous Materials.

(c)            None of the Company or any of its Subsidiaries (i) has entered into or agreed to any consent decree or consent order or is otherwise subject to any judgment, decree, or judicial or administrative order relating to compliance with Environmental Laws, Environmental Permits or to the investigation, sampling, monitoring, treatment, remediation, response, removal or cleanup of Hazardous Materials and no Proceeding is pending or, to the Knowledge of the Company, threatened with respect thereto, or (ii) has assumed or is an indemnitor by contract or otherwise in connection with any environmental liability or obligation of any claim, demand, suit or action threatened or asserted by any third-party for any liability under applicable Environmental Law or otherwise relating to any Hazardous Materials.

(d)            There has been no release, treatment, storage, transportation, handling, use, manufacture, sale, disposal, arranging for or permitting the disposal of, exposure to any Person to, or ownership or operation of any property or facility contaminated by, any Hazardous Materials, in each case as has given or would reasonably be expected to give rise to a material liability of the Company or its Subsidiaries under Environmental Laws.

(e)            The Company and its Subsidiaries have made available to Parent copies of all Phase I and Phase II Environmental Site Assessments concerning any current or former properties, facilities, or operations of the Company and its Subsidiaries from the last five (5) years, and any other material environmental reports, audits, and assessments from the last five (5) years relating to the current or former properties, facilities, or operations of the Company and its Subsidiaries in each case that are in the possession, control, or custody of the Company or its Subsidiaries and that are not, or do not contain information that is, otherwise in the public domain or accessible on governmental databases.

(f)            This Section 3.13 contains the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to matters pertaining to Hazardous Materials and/or that are governed under Environmental Laws.

3.14         Real Property; Title to Assets.

(a)            Neither the Company nor any of its Subsidiaries currently own a fee interest in any real property or, except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, have any outstanding liabilities or obligations with respect to any formerly owned real property.

(b)            Section 3.14(b) of the Company Disclosure Schedule sets forth a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries (collectively, the “Company Leased Real Property”). Except as would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Leased Real Property is subject to any Lien, other than Permitted Liens. Except as would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or any of its Subsidiaries has assigned, subleased, licensed or otherwise granted the right to use or occupy any portion of any Company Leased Real Property to any Person. Except as set forth on Section 3.14(b) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) all leases or other agreements under which the Company or any of its Subsidiaries occupies Company Leased Real Property (each, a “Lease”) are in full force and effect and are valid and enforceable in accordance with their terms, and the applicable Company/Subsidiary has, and has the right to, exclusive, quiet possession and quiet enjoyment of the associated Company Leased Real Property; (ii) no Company or any of its Subsidiaries is in default or breach under any Lease or has received any notice of default from the lessor party thereto, nor are there any existing defaults or breaches by the lessor thereunder; (iii) no condition exists which, but for the giving of notice or the passage of time, would constitute a breach or default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party pursuant to any Lease, or permit termination, modification or acceleration by any party to any Lease; and (iv) to the Knowledge of the Company, the owners of the Company Leased Real Property have not made any assignment, mortgage, pledge or hypothecation of any Lease or the rents or use fees due thereunder.

(c)            Except as set forth on Section 3.14(c) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) to the Company’s Knowledge, each parcel of Company Leased Real Property is in compliance with all existing Laws applicable to such Company Leased Real Property in all material respects; (ii) neither the Company nor any of its Subsidiaries has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and to the Knowledge of the Company there are no such Proceedings threatened, affecting any portion of the Company Leased Real Property; and (iii) to the Company’s Knowledge, the Company or applicable Subsidiary’s use, occupancy and operation of the Company Leased Real Property in the manner in which it is now occupied and operated by such Company or Subsidiary complies with all applicable building code, fire code, health code, zoning, land use, safety and similar applicable Laws.

(d)            The Company or a Subsidiary of the Company has good and marketable title to, or a valid and binding leasehold or other interest in, all material tangible personal property purported to be owned by the Company and its Subsidiaries that is necessary in all material respects for the conduct of the business of the Company and its Subsidiaries, free and clear of all Liens (except for Permitted Liens).

3.15         Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(a)            All Tax Returns that are required by applicable Law to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete, and accurate in all material respects.

(b)            Each of the Company and its Subsidiaries has timely paid all Taxes (whether or not shown as due and payable by it on any Tax Return) due and payable by it (including any Taxes required to be withheld from amounts owing to, or collected from, any employee, creditor, or other third party), other than Taxes being contested, or that will be contested, in good faith or for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and its Subsidiaries.

(c)            No deficiencies for Taxes have been asserted or assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries except for deficiencies that have been withdrawn, settled with no outstanding liability for the Company or any of its Subsidiaries or fully satisfied by payment.

(d)            There is no ongoing audit, examination, investigation or other proceeding with respect to any Taxes of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity that any such audit, examination, investigation or other proceeding is contemplated or pending.

(e)            Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholders of the Company or other Person.

(f)            Neither the Company nor any of its Subsidiaries has waived or extended any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which such waiver or extension remains in effect.

(g)            Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code (or any similar provision of state, local, or non-U.S. Law) in the two (2) years prior to the date of this Agreement.

(h)            Neither the Company nor any of its Subsidiaries is a party to any Tax allocation, sharing or indemnity agreement or arrangement or similar arrangement (each a “Tax Sharing Agreement”) (other than (A) any agreement or arrangement entered into in the ordinary course of business and the primary purpose of which is not related to Taxes and (B) any Tax Sharing Agreement the only parties to which are the Company and its Subsidiaries).

(i)             Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or any similar group for federal, state, local or foreign Tax purposes.

(j)             Neither the Company nor any of its Subsidiaries has any liability for any Taxes of any Person (other than the Taxes of the Company or any of its Subsidiaries) (i) under Treasury Regulations Section 1.1502-6 (or any analogous or similar state, local or non-U.S. Law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.

(k)            Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting (including pursuant to Section 481 of the Code) (or any similar provision of state, local or non-U.S. Law) for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made prior to the Closing, (iii) prepaid amount received outside of the ordinary course of business, prior to the Closing, (iv) “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed prior to the Closing, or (v) any election under Section 965 of the Code.

(l)             There are no Liens for Taxes upon any property or assets of the Company or its Subsidiaries, except for Permitted Liens.

(m)            Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n)            Neither the Company nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(o)            The Company has not (i) claimed or received any Tax credits pursuant to the COVID-19 Laws, (ii) applied for or received a loan, grant, forbearance or benefit pursuant to the COVID-19 Laws, (iii) deferred the payment of any payroll Taxes pursuant to the COVID-19 Laws, or (iv) otherwise claimed any Tax credit or Tax benefit pursuant to the COVID-19 Laws.

(p)            Neither the Company nor any of its Subsidiaries has entered into any transaction that is or is substantially similar to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any other transaction requiring disclosure under analogous provisions of state, local or non-U.S. Law.

3.16         Material Contracts.

(a)            Section 3.16(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each of the following Contracts (other than any Company Benefit Plans) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets or businesses are bound (and any material amendments, supplements and modifications thereto), and the Company has made available to Parent true and complete copies of:

(i)               each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)              other than individual purchase orders with outstanding payment obligations below $500,000, Contracts with any of the top ten (10) largest suppliers by purchases made by the Company or any of its Subsidiaries by dollar amount during the twelve-month period ended September 30, 2024;

(iii)             other than with respect to an entity that is wholly owned by the Company or any of its Subsidiaries, Contracts concerning the establishment or operation of a partnership, joint venture or limited liability company in which the Company or any of its Subsidiaries holds an equity interest, or that is material to the Company and its Subsidiaries, taken as a whole;

(iv)             (A) licenses or sublicenses (or other Contracts in which the Company or any of its Subsidiaries grants or is granted a similar right to use) of Intellectual Property from or to any third party (other than (1) licenses or sublicenses of generally commercially available shrink-wrap or off-the-shelf software programs, in each case, with annual license fees or a total replacement cost of less than $100,000, (2) non-exclusive licenses or sublicenses to customers in the ordinary course of business consistent with past practice, or (3) non-exclusive licenses or sublicenses ancillary to commercial agreements entered into in the ordinary course of business consistent with past practice) or (B) a Contract that since September 30, 2023, provided or provides for the assignment of Intellectual Property to or from any third party (except for inventor assignments), in the case of each of clauses (A) and (B), except for such assignments, licenses and sublicenses that are not material to the Company and its Subsidiaries, taken as a whole;

(v)              other than any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, any Contract with an employee or independent contractor of the Company or any of its Subsidiaries that provides for annual base compensation in excess of $150,000;

(vi)             Contracts containing (A) a covenant materially restricting the ability of the Company or any of its Subsidiaries to engage in any line of business in any geographic area or to compete with any Person, to market any product or to solicit customers; (B) a provision granting the other party “most favored nation” status or equivalent preferential pricing terms; (C) a provision providing for an exclusive license, supply, distribution or other right in connection with any product or technology of the Company; or (D) a right of first or last offer or refusal to any third party, except in the case of each of clauses (B), (C) and (D) for such restrictions, requirements and provisions that are not material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole;

(vii)            indentures, credit agreements, loan agreements and similar instruments pursuant to which the Company or any of its Subsidiaries has or will incur or assume any indebtedness for borrowed money or has or will guarantee or otherwise become liable for any indebtedness of any other Person for borrowed money other than any indentures, credit agreements, loan agreements or similar instruments between or among any of the Company and any of its Subsidiaries;

(viii)           settlement, conciliation or similar Contracts, including any such agreement with any Governmental Entity, that would require the Company or any of its Subsidiaries to pay, after taking into account amounts paid or payable by insurance, consideration of more than $200,000 after the date hereof or that contains material continuing restrictions on the business or operations of or other non-monetary obligations of the Company or its Subsidiaries;

(ix)             Contracts that obligate the Company or any of its Subsidiaries to make any future capital investment or capital expenditure outside the ordinary course of business and in excess of $500,000 individually or $2,000,000 in the aggregate;

(x)              Contracts (A) that provide for the acquisition or disposition by the Company or any of its Subsidiaries of any business or material assets (whether by merger, sale of stock, sale of assets or otherwise) under which the Company or any of its Subsidiaries has any material continuing obligations (monetary or otherwise) or would reasonably be expected to have liabilities in excess of $250,000 after the date hereof or (B) pursuant to which the Company or any of its Subsidiaries acquired or will acquire any material ownership interest in any other Person or other business enterprise other than any Subsidiary, in each case, under which the Company or any of its Subsidiaries has obligations remaining to be performed as of the date hereof;

(xi)             each Contract that provides for (A) indemnification of any officer, director or employee by the Company entered into in the last five (5) years or (B) any success, change of control, retention, transaction bonus or other similar payment or amount to any director or employee or other service provider of the Company or any of its Subsidiaries (in each case, regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any additional agreement);

(xii)            any stockholders, investors rights, registration rights or similar agreements or arrangements; or

(xiii)           (A) each Government Contract to which the Company or any of its Subsidiaries are a party and for which the period of performance has not expired or terminated or for which final payment has not yet been received, in each case, with a total contractual value of an amount in excess of $1,000,000 and (B) each Government Contract to which the Company or any of its Subsidiaries is a party with a total contractual value of an amount in excess of $1,000,000, and, in each case, requires the other contracting party’s consent for a change in control or ownership of the Company or any of its Subsidiaries, or permits the other contracting party to terminate or cancel a Government Contract upon a change in control or ownership of the Company or any of its Subsidiaries.

(b)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Contracts set forth or required to be set forth in Section 3.16(a) of the Company Disclosure Schedule or filed or required to be filed as exhibits to the Company SEC Documents (except to the extent subsequently terminated or superseded) (the “Company Material Contracts”) are valid, binding and in full force and effect and are enforceable by the Company or the applicable Subsidiary in accordance with their terms, subject to Bankruptcy and Enforceability Exceptions, (ii) the Company, or the applicable Subsidiary, has performed all obligations required to be performed by it under the Company Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of the Company, no other party to any Company Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, and (iii) since September 30, 2023, neither the Company nor any of its Subsidiaries has received written notice of any material violation of, or failure to comply with, any material term or requirement of any Company Material Contract.

3.17         Intellectual Property.

(a)            Section 3.17(a) of the Company Disclosure Schedule sets forth a list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name registrations, in each case that are included in the Company Owned Intellectual Property (collectively, the “Company Registered Intellectual Property”), identifying in each case the record and beneficial title holder and describing any applicable filing and registration particulars. The Company Registered Intellectual Property is subsisting and, to the Knowledge of the Company, with respect to issued patents and registered trademarks and copyrights, valid and enforceable. All items of Company Registered Intellectual Property that are registrations are currently in force and those that are applications are currently pending. No Proceeding is pending or, to the Knowledge of the Company, has been threatened, that challenges the validity, enforceability, registration or ownership of any Company Registered Intellectual Property.

(b)            The Company or one of its Subsidiaries is the exclusive owner of and possesses all right, title and interest in and to the Company Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens).

(c)            To the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries does not infringe, misappropriate, dilute, or otherwise violate (and, since September 30, 2021, has not infringed, misappropriated, diluted or otherwise violated) the Intellectual Property rights of any Person. Neither the Company nor any of its Subsidiaries has received any written claim, demand, or notice since September 30, 2021 alleging any such infringement, misappropriation, dilution, or violation. To the Knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any Company Owned Intellectual Property. There is no Proceeding pending, or to the Company’s Knowledge, threatened, that challenges or seeks to deny or restrict the rights of the Company or its Subsidiaries in the Company Intellectual Property or alleging that the use of the Company Intellectual Property in the operation of the business of the Company and its Subsidiaries infringes upon or misappropriates any Intellectual Property of any other Person.

(d)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its Subsidiaries have not incorporated, used, or linked any open source software in or with or to the Company’s or its Subsidiaries’ proprietary software in a manner that requires that any of such proprietary software (other than such open source software) be licensed, disclosed or distributed in source code form; and (ii) the Company and its Subsidiaries have not delivered or made available, or agreed to deliver or make available, the source code for the Company’s and its Subsidiaries’ proprietary software to any Person, except to employees and contractors performing services on behalf of the Company pursuant to written Contracts containing an obligation to maintain the confidentiality of such source code and reasonably protecting the Company’s and Company’s Subsidiaries’ rights to such source code.

(e)            The Company and its Subsidiaries take commercially reasonable actions, consistent with industry standards, designed to protect and preserve the confidentiality of their trade secrets and other confidential information and the security and integrity of all IT Systems (including the confidential data transmitted thereby or stored therein) against unauthorized use, access, interruption, modification, infection by malicious code or corruption. Except as would not reasonably be expected to be material to the Company and its Subsidiaries in the aggregate, each current or former employee, consultant, independent contractor or other Person who has contributed to or participated in the development of any Company Owned Intellectual Property has executed a valid and enforceable written assignment agreement sufficient in all material respects to irrevocably transfer all rights, title and interest in that Intellectual Property to the Company or a Subsidiary of the Company.

(f)             Since October 1, 2019, no funding, facilities or personnel of any Governmental Entity or of any university, college, other educational institution, or research center were used to develop or create any Company Owned Intellectual Property.

(g)            The computer systems, servers, network equipment, software and other computer hardware owned or purported to be owned, leased or licensed by the Company and its Subsidiaries (“IT Systems”) are adequate and sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted, and to the Knowledge of the Company, free and clear of all bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. Since September 30, 2021, there have been no known material failures or outages of any IT Systems. The Company and its Subsidiaries have each implemented and maintained commercially reasonable data security, data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the IT Systems consistent with industry standards and practices.

(h)            The Company and its Subsidiaries have, since September 30, 2021, implemented and maintained reasonable security measures consistent with industry practices designed to protect data relating to the customers of their respective businesses (“Customer Data”), under their possession or control from unauthorized access. Since September 30, 2021, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has experienced any material breaches, failures, outages or unauthorized uses of or accesses to the IT Systems or Customer Data (“Security Incident”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have complied in all material respects with the applicable Information Privacy Laws. No Proceeding has been filed, commenced or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any failure to comply with any Information Privacy Laws. Since September 30, 2021, the Company and its Subsidiaries have not notified any Governmental Entity or other Person of any Security Incident.

3.18         Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all insurance policies maintained by the Company and its Subsidiaries are in full force and effect with financially sound and reputable insurers and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default, and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no written notice of cancellation or termination, other than in the ordinary course of business, has been received with respect to any such policy.

3.19         Broker’s Fees. Except for the fees and expenses of Craig-Hallum Capital Group LLC, the Company’s financial advisor, neither the Company nor any of its Subsidiaries nor any of their respective officers or directors on behalf of the Company or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

3.20         Related Party Transactions. Neither the Company nor any of its Subsidiaries is party to any transaction or arrangement under which any (a) present or former executive officer or director of the Company or any Subsidiary, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of equity of the Company or (c) affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other Contract with or binding upon the Company or any Subsidiary or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K.

3.21         Takeover Statutes; Rights Plans. Assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.7, no “fair price,” “business combination,” “control share acquisition,” “moratorium” or similar anti-takeover statute or regulation (including, but not limited to, the restrictions on business combinations contained in Section 14A:10A-1 to 14A:10A-6 of the NJBCA) or any similar provision of the Company Charter or Company Bylaws is applicable to the Merger or the other Transactions. Other than the 382 Tax Benefits Preservation Plan, there is no stockholders rights plan, “poison pill” anti-takeover plan or other similar arrangement in effect, to which the Company is party or otherwise bound.

3.22         Opinion of Financial Advisor. The Company Board has received the oral opinion of Craig-Hallum Capital Group LLC (to be followed by delivery of a written opinion as of the date hereof), to the effect that, as of such date, and based upon and subject to the limitations, qualifications and assumptions set forth in the written opinion of Craig-Hallum Capital Group LLC, the Merger Consideration to be paid to the holders of Shares (other than Parent and its Affiliates) pursuant to this Agreement is fair from a financial point of view to such holders.

3.23         Government Contracts. Section 3.23(a) of the Company Disclosure Schedule identifies all pending Government Bids with a total value of $1,000,000 or more. As of the date of this Agreement, none of the Company or any of its Subsidiaries has received: (i) written notice that any Government Contracts or Government Bids are the subject of bid or award protest Proceedings; or (ii) written notice, or, to the Knowledge of the Company, verbal notice that the counterparty to any such Government Contract intends to materially reduce future expenditures under, terminate for convenience, issue a stop work order, or refrain from exercising any material options under such Government Contracts.

(b)            Except as set forth in Section 3.23(b) of the Company Disclosure Schedule, with respect to each Government Contract and Government Bid (i) the Company and its Subsidiaries have complied in all material respects with the terms and conditions of such Government Contract or Government Bid; (ii) the Company and its Subsidiaries have complied with all requirements of all applicable Laws, FAR, and agreements pertaining to such Government Contract or Government Bid in all material respects; (iii) all representations and certifications of the Company set forth in or pertaining to such Government Contract or Government Bid were current, accurate and complete in accordance with their terms as of their effective date, and the Company has complied with all such representations and certifications in all material respects; (iv) neither a Governmental Entity nor any higher-tier contractor, subcontractor or other Person has notified the Company in writing, and to the Knowledge of the Company, verbally, that the Company has materially breached or violated any Law or FAR pertaining to a Government Contract or Government Bid; (v) no termination for convenience is currently in effect pertaining to a Government Contract; (vi) no termination for default, cure notice or show cause notice is currently in effect pertaining to a Government Contract and no event, condition or omission has occurred or exists that would constitute grounds for such action; (vii) no material cost incurred by the Company pertaining to a Government Contract is the subject of an investigation or has been disallowed by a Governmental Entity or a higher-tier contractor; (viii) no money due to the Company pertaining to a Government Contract has been withheld or set off; and (ix) to the Knowledge of the Company, the Company has not received any adverse or negative past performance evaluations or ratings regarding its performance of a Government Contract.

(c)            Neither the Company, nor its Subsidiaries nor any of their Principals, nor, to the Knowledge of the Company, any of their employees, consultants, or agents (while such Person was a Principal, employee, consultant, or agent of the Company), is or has been at any point in the last three (3) years under administrative, civil or criminal investigation, indictment, or information by any Governmental Entity, or any audit or investigation by any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid, or suspended or debarred from doing business with a Governmental Entity or has been the subject of a finding of nonresponsibility or ineligibility for contracting with a Governmental Entity. During the last three (3) years, neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or had reason to conduct, initiate or report any internal investigation, or made a mandatory or voluntary disclosure to a Governmental Entity, with respect to any alleged material irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid.

(d)            Neither the Company, nor any of its Subsidiaries nor any of their Principals or Affiliates, have credible evidence of the Company’s or any of its Subsidiaries nor any of their Principals’, employees’, agents’, or subcontractors’, violation of federal criminal law involving fraud, conflict of interest, bribery, or gratuity provisions found in Title 18 of the U.S. Code, a violation of the civil False Claims Act (31 U.S.C. §§ 3729-3733) or receipt of a significant overpayment (other than overpayments resulting from contract financing payments as defined in FAR 32.001) in connection with the award, performance, or closeout of any Government Contract or Government Bid.

(e)            (i) No outstanding written requests for equitable adjustments or claims exist against the Company nor any of its Subsidiaries by a Governmental Entity or by a higher-tier contractor, subcontractor, or other Person, arising under or relating to any Government Contract; (ii) there exists no disputes or, to the Knowledge of the Company, potential disputes between the Company or any of its Subsidiaries and a Governmental Entity under the Contract Disputes Act or any other Law or between the Company or any of its Subsidiaries and any higher-tier contractor, subcontractor or other Person arising under or relating to any Government Contract; and (iii) to the Knowledge of the Company, no event, condition or omission exist that constitute grounds for a claim or dispute under clauses (i) or (ii). Neither the Company nor any of its Subsidiaries has an interest in any pending or potential claim under the Contract Disputes Act against a Governmental Entity or against a higher-tier contractor, subcontractor or other Person arising under or relating to any Government Contract.

(f)             To the Knowledge of the Company, all technical data, computer software and computer software documentation (as those terms are defined under applicable Laws, FAR, and the terms of the Government Contracts) developed, delivered, or used under or in connection with the Government Contracts have been properly and sufficiently marked and protected so that no more than the minimum rights or licenses required under applicable regulations and Government Contract terms, if any, have been provided to a Governmental Entity or higher-tiered contractor. To the Knowledge of the Company, all disclosures, elections, and notices required by applicable regulations and contract terms to protect ownership of inventions developed, conceived or first actually reduced to practice under Government Contracts have been timely and effectively made and provided. Neither the Company nor any of its Subsidiaries have received any written requests for information regarding, challenges to, or claims pertaining to, any of the Company’s or any of its Subsidiaries’ asserted restrictions on the use or disclosure of any Company Owned Intellectual Property by any Governmental Entity.

(g)            Except to the extent prohibited by Law, Section 3.23(g) of the Company Disclosure Schedule sets forth a true and complete list of all facility security clearances held by the Company and all of its Subsidiaries and all personnel security clearances held by its officers, directors and employees. To the Knowledge of the Company, each employee, agent, consultant, or representative of the Company and of all of its Subsidiaries currently required to possess a Government personnel security clearance to engage in the performance of any Government Contract currently possesses a valid clearance, has not taken or failed to take any action which would result in the termination of such valid clearance, and has possessed such clearance since the date it was required. The Company and all of its Subsidiaries are in compliance in all material respects with all national security obligations, including those specified in the National Industrial Security Program Operating Manual, set forth in 32 CFR Part 117 (the “NISPOM”). Other than routine audits by the Defense Counterintelligence and Security Agency, to the Knowledge of the Company, there has been no audit or investigation relating to the compliance by the Company or any of its Subsidiaries with the requirements of the NISPOM that resulted in material adverse findings against the Company or any of its Subsidiaries.

(h)            To the Knowledge of the Company, all Governmental Entity-owned equipment in the Company’s possession is administered, maintained, identified, tracked, used, managed, accounted for and disposed of by the Company in accordance with applicable requirements with respect to management of Governmental Entity-owned equipment.

(i)             The Company’s and all of its Subsidiaries’ representations and certifications in the System for Award Management or otherwise submitted in writing to any Governmental Entity, prime contractor or higher-tier subcontractor, that the Company or any of its Subsidiaries was a small business concern (as defined in the FAR and in the Small Business Administration regulations at 13 CFR Part 121) were true and accurate when made.

(j)             In the past three (3) years, the Company and its Subsidiaries, as applicable, have complied in all material respects with the data security, cybersecurity, and physical security systems and procedures required by or applicable to its Government Contracts and Government Contract Bids. Except as disclosed on Section 3.23(j) of the Company Disclosure Schedule, to the Knowledge of the Company, in the past three (3) years, neither the Company nor any of its Subsidiaries have had or experienced any material breach of data security or cybersecurity, whether physical or electronic, related to any Government Contract or Government Contract Bid. In the past three (3) years, any known data security, cybersecurity, or physical security breach related to any Government Contract or Government Bid required to be reported to a Governmental Entity or higher-tiered contractor has been reported to the necessary Governmental Entity or higher-tiered contractor, as required by the terms and conditions of the Government Contract, Government Contract Bid, applicable FAR, or applicable Law.

3.24         Indebtedness for Borrowed Money; Cash. Section 3.24 of the Company Disclosure Schedule sets forth (a) a list of all Indebtedness as of the date of this Agreement, including the principal amount of such indebtedness for borrowed money (if applicable), and (b) the amount of the cash and cash equivalents of the Company and its Subsidiaries as of November 4, 2024.

3.25         No Other Representations or Warranties.

(a)            Except for the representations and warranties expressly set forth in this ARTICLE 3, none of the Company, any of its affiliates or any other Person on behalf of the Company makes any express or implied representation or warranty of any kind whatsoever, at Law or in equity, with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or with respect to any other information (including projections, estimates, forecasts or budgets) provided, or made available, to Parent, Merger Sub or their respective Representatives or affiliates in connection with the Transactions, including the accuracy or completeness thereof, notwithstanding the delivery or disclosure to Parent and the Merger Sub or any of their affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or affiliates, including any information made available in the electronic data room maintained by the Company for purposes of the Transactions, teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the Transactions, unless and to the extent any such information is expressly included in a representation or warranty contained in this ARTICLE 3.

(b)            Notwithstanding anything to the contrary contained in this Agreement, the Company acknowledges and agrees that (i) neither Parent nor Merger Sub, nor any affiliate or Representative of either of them, has made or is making any representation or warranty relating to Parent, any of its Subsidiaries or Merger Sub, whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in ARTICLE 4 and the certificate delivered by the Parent and Merger Sub pursuant to Section 6.3(c), including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent and its Subsidiaries furnished or made available to the Company or any of its Representatives, (ii) all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent and Merger Sub, and (iii) the Company is not relying and has not relied on any such other representation or warranty not set forth in ARTICLE 4 and the certificate delivered by the Parent and Merger Sub pursuant to Section 6.3(c).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1           Corporate Organization. Each of Parent Group Member, Parent and Merger Sub is an entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent Group Member, Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

4.2           Authority, Execution and Delivery; Enforceability. Each of Parent Group Member, Parent and Merger Sub has all necessary power and authority to enter into, execute and deliver this Agreement and any Ancillary Agreement to which it is a party, to perform and comply with each of its obligations under this Agreement and such Ancillary Agreement and, subject to compliance with Regulatory Laws, to consummate the Transactions and the other transactions contemplated thereby, in each case, applicable to such party, in accordance with the terms of this Agreement and the Ancillary Agreements to which it is a party. The adoption, execution and delivery by each of Parent Group Member, Parent and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party, the performance and compliance by Parent Group Member, Parent and Merger Sub with each of its obligations herein and therein, and the consummation by Parent Group Member, Parent and Merger Sub of the Transactions and the other transactions contemplated by such Ancillary Agreements applicable to it have been duly authorized by all necessary action on the part of Parent Group Member, Parent and Merger Sub, and no other proceedings on the part of Parent Group Member, Parent or Merger Sub and no stockholder votes are necessary to authorize this Agreement or the consummation by Parent and Merger Sub of the Transactions to which it is a party. Each of Parent Group Member, Parent and Merger Sub has duly and validly executed and delivered this Agreement and the Ancillary Agreements to which it is a party dated on or before the date hereof and, assuming the due authorization, execution and delivery by the Company, this Agreement and each Ancillary Agreement constitutes Parent Group Member’s, Parent’s and Merger Sub’s legal, valid and binding obligation, enforceable against each of Parent Group Member, Parent and Merger Sub in accordance with its terms, subject to Bankruptcy and Enforceability Exceptions.

4.3           No Conflicts.

(a)            The execution and delivery of this Agreement by Parent Group Member, Parent and Merger Sub, does not and will not, and the performance of this Agreement by Parent Group Member, Parent and Merger Sub will not, (i) conflict with or violate any provision of the certificate of incorporation, certificate of limited partnership, limited partnership agreement, bylaws or similar organizational documents of Parent Group Member, Parent or Merger Sub, (ii) assuming that all Consents described in Section 4.3(b) have been obtained and all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent Group Member, Parent, Merger Sub or any other Subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”), or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (iii) require any consent, approval, authorization, filing or notification under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent Group Member, Parent or any their respective Subsidiaries, including Merger Sub, pursuant to, any Contract or Permit to which Parent Group Member, Parent or any their respective Subsidiaries is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(b)            The execution and delivery of this Agreement by Parent Group Member, Parent and Merger Sub does not and will not, and the consummation by Parent Group Member, Parent and Merger Sub of the Transactions and compliance by Parent Group Member, Parent and Merger Sub with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act, the Securities Act, the rules and regulations of the Nasdaq and any other applicable U.S. state or federal securities laws, (ii) as required under any applicable Regulatory Laws, (iii) the filing and recordation of the Certificate of Merger as required by the NJBCA and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

4.4           Litigation. There is no Proceeding pending, or, to the Knowledge of Parent, threatened that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement, and neither Parent Group Member, Parent nor Merger Sub is subject to any outstanding Order that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement or that challenges the validity or propriety of the Merger.

4.5           Financing.

(a)            Delivery of Financing Commitments. Concurrently with the execution of this Agreement, Parent has delivered to the Company true and complete copies of the executed (i) Equity Commitment Letter pursuant to which Guarantor has committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein for the purpose of funding up to the aggregate value of all payments to be made pursuant to ARTICLE 2 (the “Equity Financing”) and (ii) the Guaranty.

(b)            Status of Financing Commitments. As of the date of this Agreement: (i) the Equity Commitment Letter is in full force and effect and represents a valid, binding and enforceable obligation of Parent and each other party thereto, with respect to the subject matter therein to provide the financing contemplated thereby, subject only to the satisfaction or waiver of the Financing Conditions and to Bankruptcy and Enforceability Exceptions; (ii) the Equity Commitment Letter has not been amended, supplemented or modified in any manner; (iii) the commitments under the Equity Commitment Letter have not been withdrawn, rescinded, replaced or terminated; and (iv) no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent or, to the Knowledge of Parent, any other party thereto under the Equity Commitment Letter. Neither Parent nor any of its affiliates has entered into any agreement, side letter or other arrangement relating to the Equity Financing, other than as set forth in the Equity Commitment Letter. The Equity Commitment Letter provides that (A) the Company is a third party beneficiary thereof in connection with the Company’s exercise of its rights under Section 8.12; and (B) Parent and Guarantor will not oppose the granting of an injunction, specific performance or other equitable relief in connection with the exercise of such third party beneficiary rights.

(c)            Conditions to Commitments. There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing, other than the applicable Financing Conditions. As of the date hereof and assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, Parent has no reason to believe the Equity Financing will not be made available to Parent on the Closing Date.

(d)            Sufficiency of Funds. The aggregate proceeds contemplated by the Equity Commitment Letter, together with available cash on hand of Parent, shall be sufficient to enable Parent to (i) make all payments contemplated by this Agreement in connection with the Merger (including the payment of all amounts payable pursuant to ARTICLE 2 in connection with or as a result of the Merger); and (ii) pay all fees and expenses required to be paid at the Closing by the Company, Parent or Merger Sub in connection with the Merger and the Equity Financing.

(e)            Guaranty. The Guaranty is in full force and effect, has not been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, and is a legal, valid and binding obligation of the Guarantor and is enforceable by the Company in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. The Guarantor is not in default or breach under the terms and conditions of the Guaranty, and no event has occurred or circumstances exist which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute or result in a default or breach under, or a failure to satisfy any condition provided by, the terms and conditions of the Guaranty. The Guarantor has access to sufficient capital to satisfy the amount of its guaranteed obligations under the Guaranty in full. As of the date hereof, Parent knows of no fact, occurrence, circumstance or condition that would reasonably be expected to cause the Guaranty to terminate or be withdrawn, modified, repudiated or rescinded or to be or become ineffective and knows of no potential impediment to the funding of any of the payment obligations of the Guarantor under the Guaranty.

(f)             Financing Not a Condition. Parent understands and acknowledges that its obligations under this Agreement are not in any way contingent upon or otherwise subject to or conditional upon Parent’s consummation of any financing arrangements, Parent’s obtaining of any financing or the availability, grant, provision or extension of any financing to Parent, including the Equity Financing.

4.6           Proxy Statement. None of the information supplied or to be supplied by or on behalf of Parent Group Member, Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Parent or Merger Sub with respect to such portions thereof that relate expressly to the Company or any of its Subsidiaries or to statements made therein based on information supplied by or on behalf of Company for inclusion or incorporation by reference therein).

4.7           Ownership of Company Capital Stock. Except as a result of this Agreement and consummation of the Transactions, none of Parent Group Member, Parent, Merger Sub or any Parent Subsidiary beneficially owns any Shares or other Equity Interests in the Company as of the date hereof. None of Parent Group Member, Parent, Merger Sub nor any of their respective “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company (as each such term is defined in Section 14A:10A-1 to 14A:10A-6 of the NJBCA).

4.8           Solvency. Assuming (a) satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger in Sections 6.1 and 6.2 and (b) the accuracy of the representations and warranties set forth in ARTICLE 3, immediately after giving effect to the consummation of the Transactions, the Surviving Corporation will not (i) be insolvent (either because its financial condition is such that the sum of its liabilities is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its liabilities as they come due), (ii) have unreasonably small capital with which to engage in its business or fail to satisfy any capital adequacy requirements under Law or (iii) have incurred obligations beyond its ability to pay them as they become due. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of any of Parent, its Subsidiaries or the Company.

4.9           Ownership of Merger Sub. All of the outstanding Equity Interests of Merger Sub have been duly authorized, validly issued, fully paid and nonassessable. All of the issued and outstanding Equity Interests of Merger Sub are, and at the Effective Time will be, wholly owned directly or indirectly by Parent. Merger Sub was formed solely for purposes of the Merger and, except for matters incident to formation and execution and delivery of this Agreement and the performance of the Transactions, has not prior to the date hereof engaged in any business or other activities.

4.10         Foreign Person Status. Each of Parent Group Member, Parent and Merger Sub is not a “foreign person” or a “foreign entity,” as defined in 31 C.F.R. § 800.224, which implements Section 721 of the Defense Production Act of 1950, as amended (“DPA”). Each of Parent Group Member, Parent and Merger Sub is not controlled by a “foreign person,” as defined in Section 800.224 and the DPA.

4.11         No Stockholder and Management Arrangements. Except for this Agreement, or as expressly authorized by the Company Board, neither Parent Group Member, Parent nor Merger Sub, nor any of their respective officers, directors or affiliates, is a party to any Contract, or has made or entered into any formal or informal arrangement or other understanding (including as to continuing employment), with any stockholder, director or officer of the Company relating to this Agreement, the Merger or any other Transactions, or the Surviving Corporation or any of its affiliates, businesses or operations from and after the Effective Time.

4.12         Brokers. Except for Skyway Capital Markets, neither Parent Group Member, Parent nor any of their respective Subsidiaries nor any of their respective officers or directors on behalf of Parent Group Member, Parent or any of their respective Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

4.13         Compliance with Laws.

(a)            Neither Parent Group Member, Parent, Merger Sub nor any of their affiliates is in default or violation of any applicable Law, except for any such defaults or violations that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement or that challenges the validity or propriety of the Merger.

(b)            As of the date of this Agreement, there is no suit, action or proceeding pending or, to the Knowledge of Parent, threatened in writing against Parent Group Member, Parent, Merger Sub or any of their affiliates, that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement or that challenges the validity or propriety of the Merger, nor is there any judgment of any Governmental Authority outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving Parent Group Member, Parent, Merger Sub or any of their affiliates or any of the transactions contemplated hereby that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement or that challenges the validity or propriety of the Merger.

4.14         No Other Representations and Warranties.

(a)            Except for the representations and warranties expressly set forth in this ARTICLE 4, none of Parent or Merger Sub, any of their respective affiliates or any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty of any kind whatsoever, at Law or in equity, with respect to Parent Group Member, Parent or Merger Sub or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or with respect to any other information (including projections, estimates, forecasts or budgets) provided, or made available, to the Company or its Representatives or affiliates in connection with the Transactions, including the accuracy or completeness thereof, notwithstanding the delivery or disclosure to the Company or any of its affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the foregoing, none of Parent Group Member, Parent, Merger Sub or any other Person will have or be subject to any liability or other obligation to the Company or its Representatives or affiliates or any other Person resulting from the Company’s or its Representatives’ or affiliates’ use of any information, documents, or other material made available to the Company or its Representatives or affiliates, in any form in connection with the Transactions, unless and to the extent any such information is expressly included in a representation or warranty contained in this ARTICLE 4.

(b)            Notwithstanding anything to the contrary contained in this Agreement, Parent Group Member, Parent and Merger Sub each acknowledges and agrees that (i) neither the Company, nor any affiliate or Representative of the Company, has made or is making any representation or warranty relating to the Company or any of its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in ARTICLE 3 and the certificate delivered by the Company pursuant to Section 6.2(d), including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent Group Member, Parent, Merger Sub or any of their Representatives, (ii) all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company, and (iii) neither Parent Group Member, Parent nor Merger Sub is relying on or has relied on any such other representation or warranty not set forth in ARTICLE 3 and the certificate delivered by the Company pursuant to Section 6.2(d).

ARTICLE 5
COVENANTS

5.1           Conduct of Business by the Company Pending the Closing. Between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement in accordance with ARTICLE 7, except (i) as required by Law or Order, (ii) as otherwise expressly contemplated by any other provision of this Agreement, (iii) as set forth in Section 5.1 of the Company Disclosure Schedule or (iv) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its Subsidiaries to, use commercially reasonable efforts, (x) to conduct its business and operations, and the business and operations of each of its Subsidiaries, only in the ordinary course of business consistent with past practice and, to the extent consistent therewith, to maintain and preserve intact the Company’s and its Subsidiaries’ business organization, assets and properties, and (y) keep available the services of the current officers, employees and consultants of the Company and each of its Subsidiaries and to preserve the goodwill and current relationships of the Company and each of its Subsidiaries with customers, suppliers, distributors, licensors, licensees and other Persons with which the Company or any of its Subsidiaries has business relations. Without limiting the foregoing, except (i) as required by Law or Order, (ii) as otherwise expressly contemplated by any other provision of this Agreement or (iii) as set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement in accordance with ARTICLE 7, directly or indirectly, take any of the following actions without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed):

(a)            amend its certificate of incorporation or bylaws or equivalent organizational documents in a manner adverse to Parent or Merger Sub, other than immaterial amendments to applicable organizational documents of the Company’s wholly owned Subsidiaries;

(b)            issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities of the Company or any of its Subsidiaries, other than (i) the issuance of Shares upon the exercise of Company Options or settlement of Company RSUs or Company PRSUs outstanding as of the date hereof in accordance with their terms or (ii) the issuance of Shares upon the exercise of the Hale Capital Warrant in accordance with its terms;

(c)            sell, license, pledge, dispose of, transfer, lease, guarantee, mortgage or encumber (other than Permitted Liens) any property or assets (except Company Intellectual Property) of the Company or any of its Subsidiaries, except (i) pursuant to existing Contracts, (ii) the sale, license, pledge, disposal, transfer, lease or encumbrance of goods or inventory in the ordinary course of business consistent with past practice, (iii) the disposition of obsolete, surplus or worn out assets, inventory or equipment or assets that are no longer used in the ordinary course of the Company’s business or (iv) property or assets immaterial to the Company and its Subsidiaries;

(d)            sell, assign, pledge, transfer, license, abandon, or otherwise dispose of any Company Owned Intellectual Property, except in the ordinary course of business consistent with past practice;

(e)            declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests, except for dividends or other distributions paid by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;

(f)             reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests, except with respect to any wholly owned Subsidiary of the Company;

(g)            merge or consolidate the Company or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, except with respect to any wholly owned Subsidiary of the Company;

(h)            acquire (including by merger, consolidation, or acquisition of stock or assets) any Person or assets, other than (i) acquisitions by the Company from any wholly owned Subsidiary or among any wholly owned Subsidiaries of the Company, (ii) acquisitions of inventory, raw materials, supplies and other property in the ordinary course of business consistent with past practice or (iii) property or assets in an amount not exceeding $500,000 in the aggregate;

(i)             (i) repurchase, prepay or incur any Indebtedness, (ii) issue any debt securities, (iii) assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), any Indebtedness of any Person (other than a wholly owned Subsidiary of the Company) or (iv) redeem, repurchase, cancel or otherwise acquire any Indebtedness (directly, contingently or otherwise), except in each case, in connection with the financing of ordinary course trade payables consistent with past practice;

(j)             make any loans, advances or capital contributions to, or investments in, any other Person, other than any wholly owned Subsidiary of the Company or immaterial advances to its employees in respect of travel or other related business expenses in the ordinary course of business consistent with past practice;

(k)            terminate or cancel, or agree to any material amendment to or waiver under any Company Material Contract, or enter into or amend any Contract that, if existing on the date hereof, would be a Company Material Contract described in subsection (i) of Section 3.16(a), in each case other than (i) in the ordinary course of business consistent with past practice (which shall include the entry into of new statements of work for Company Material Contracts), (ii) amendments that in the aggregate are not materially adverse to the Company and its Subsidiaries or after the Closing, to Parent Group Member, Parent or their respective Affiliates, or (iii) other extensions or renewals of Company Material Contracts related to Company Leased Real Property in the ordinary course of business;

(l)             make any capital expenditure in excess of the Company’s annual capital expenditure budget as disclosed to Parent prior to the date hereof;

(m)           except to the extent required by this Agreement, applicable Law, the existing terms of any Company Benefit Plan or Contract: (i) increase the compensation or benefits payable or to become payable to any employee, officer or consultant with a title of Senior Vice President or above or with annual salary of $200,000 or more; (ii) amend any Company Benefit Plan, or establish, adopt, or enter into any new such arrangement that if in effect on the date hereof would be a Company Benefit Plan (other than employment agreements that would not be required to be listed on Section 3.11(a) of the Company Disclosure Schedule if in effect on the date hereof); (iii) accelerate the vesting, exercisability or funding under any Company Benefit Plan; or (iv) terminate (other than for cause) the employment of or hire or promote any employee, officer or consultant with a title of Senior Vice President or above or with annual salary of $200,000 or more;

(n)            implement, adopt or make any change in accounting policies, practices, principles, methods or procedures, other than as required by Law or GAAP;

(o)            compromise, settle or agree to settle any Proceeding other (i) than those that involve only the payment by the Company or its Subsidiaries, after taking into account amounts paid or payable by insurance, of monetary damages not in excess of $200,000 individually, in any case, without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries or (ii) any Proceeding that relates to the transactions contemplated hereby;

(p)            implement or announce any mass employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that will create a notice obligation or other liability under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law;

(q)            enter into any new line of business that would be material to the Company and its Subsidiaries, taken as a whole;

(r)             make or change any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, settle any material Tax claim, audit or assessment, file any amended Tax Return, file any material Tax Return in a manner inconsistent with past practice, enter into any Tax Sharing Agreement or closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, incur any material Taxes outside the ordinary course of business, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(s)            abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any Company Intellectual Property, or grant any right or license to any Company Intellectual Property other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(t)             modify any privacy policies of the Company or any of its Subsidiaries or the integrity, security, or operation of the Company’s information technology systems in any adverse manner that would reasonably be expected to be material to the Company and its Subsidiaries, individually or in the aggregate;

(u)            engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

(v)            adopt or implement any stockholder rights plan or similar arrangement;

(w)            (i) enter into any collective bargaining agreement or other labor agreement with any labor organization with respect to Employees or (ii) enter into a card-check recognition agreement, neutrality agreement or labor agreement of any kind with respect to any Employees; or

(x)            authorize or enter into any Contract or otherwise agree or make any commitment to do any of the foregoing.

5.2           Access to Information; Confidentiality.

(a)            From the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with ARTICLE 7, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to: (i) provide to Parent and Merger Sub and their respective Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the business conducted by the Company or any of its Subsidiaries, upon prior notice to the Company, to the officers, employees, accountants, agents, properties, offices and other facilities of the Company and each of its Subsidiaries and to the books, records, Contracts and other assets thereof; and (ii) furnish to Parent during normal business hours upon prior notice such information concerning the business, properties, Contracts, assets and liabilities of the Company and each of its Subsidiaries as Parent, Merger Sub or their Representatives may reasonably request; provided, however, that the Company shall not be required to (or to cause any of its Subsidiaries to) afford such access or furnish such information to the extent that the Company believes that doing so would: (A) result in a waiver of attorney-client privilege or similar protection; (B) contravene any applicable Law or fiduciary duty; (C) contravene any third-party binding agreement entered into prior to the date of this Agreement (provided that, in such event, the Company shall use its commercially reasonable efforts to obtain any applicable consent to permit disclosure thereunder pursuant to this Section 5.2(a)); or (D) reveal bids received from third parties prior to the date of this Agreement in connection with transactions similar to those contemplated by this Agreement and any information and analysis (including financial analysis) relating to such bids (provided that, in each case of clauses (A) through (C), the Company shall give Parent notice of any information withheld, and use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in such contravention, in a loss of attorney-client privilege or similar protection). No investigation shall affect the Company’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

(b)            The parties hereby agree that all information provided to the other party or the other parties’ Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby, including any information obtained pursuant to Section 5.2(a), shall be treated in accordance with the Confidentiality Agreement, dated May 14, 2024 between Parent Group Member and the Company, the Confidentiality Agreement, dated November 7, 2024 between Parent and the Company and the Confidentiality Agreement, dated September 13, 2024 between Guarantor and the Company (the “Confidentiality Agreements”). Parent Group Member, Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreements, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

5.3           Non-Solicitation.

(a)            Except as permitted by this Section 5.3, during the period from the date of this Agreement until the earlier of the Effective Time or the valid termination of this Agreement pursuant to ARTICLE 7, the Company shall not, shall cause its Subsidiaries not to, and shall direct the Company’s and its Subsidiaries’ respective Representatives acting on behalf or at the direction of the Company or its Subsidiaries not to: (i) directly or indirectly, solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that would reasonably be expected to lead to any Takeover Proposal; (ii) continue, conduct, or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) relating to: (A) a Takeover Proposal; or (B) any inquiry or proposal that would reasonably be expected to lead to a Takeover Proposal; (iii) except where the Company Board makes a good faith determination, after consultation with its financial advisor and outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries; (iv) enter into letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract in each case relating to any Takeover Proposal (excluding any Acceptable Confidentiality Agreements or the agreements contemplated by Section 5.3(b)(ii)) (each, a “Company Acquisition Agreement”); or (v) approve, authorize, agree, or publicly announce any intention to do any of the foregoing. The Company shall, shall cause its Subsidiaries, and shall direct the Company’s and its Subsidiaries’ Representatives acting on behalf or at the direction of the Company or its Subsidiaries to cease immediately and cause to be terminated any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall request in writing that any third party in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries and provided access to an electronic data room maintained by the Company or its Representatives in connection with a Takeover Proposal in the last twelve (12) months prior to the date of this Agreement return or destroy (and confirm destruction of) all such information and request that such third parties direct their Representatives to do the same. Notwithstanding the foregoing, the parties agree that it is not a breach of this Agreement for the Company, its Subsidiaries, or the Company’s or its Subsidiaries’ respective Representatives to reply to an unsolicited Takeover Proposal to inform such Person that the Company and its directors and officers and Representatives are subject to a no-shop provision and cannot engage in discussions except in accordance with this Agreement.

(b)            Notwithstanding Section 5.3(a), prior to the receipt of Company Stockholder Approval, the Company Board, directly or indirectly through any Representative, may, subject to Section 5.3(c): (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a written Takeover Proposal that did not result from a material breach of Section 5.3(a) that the Company Board believes in good faith, after consultation with its financial advisor and outside legal counsel, is or would reasonably be expected to lead to a Superior Proposal or would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law not to participate in negotiations or discussions pertaining to such Takeover Proposal; and (ii) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (unless such third party is already subject to a confidentiality agreement with the Company and such third party agrees to permit the Company to comply with its obligations under this Agreement, including Section 5.3); provided, in each such case of clauses (i) and (ii) of Section 5.3(b), that the Company Board first shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law.

(c)            The Company Board shall not take any of the actions referred to in clauses (i) or (ii) of Section 5.3(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company shall notify Parent promptly (but in no event later than forty eight (48) hours) after it obtains Knowledge of the receipt by the Company (or any of its Representatives) of any Takeover Proposal or any inquiry that would reasonably be expected to lead to a Takeover Proposal. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request, including any proposed financing. The Company shall keep Parent informed, on a reasonably current basis, of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price, proposed financing, and other material terms thereof. The Company shall promptly provide Parent with copies of any non-public information concerning the Company’s and any of its Subsidiary’s business, present or future performance, financial condition, or results of operations, provided to any third party to the extent such information has not been previously provided to Parent.

(d)            Except as expressly permitted by this Section 5.3(d), neither the Company Board nor any committee thereof shall effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement.

(i)             Notwithstanding the foregoing, at any time prior to the receipt of Company Stockholder Approval, the Company Board may: (A) effect a Company Adverse Recommendation Change with respect to a Superior Proposal or (B) terminate this Agreement pursuant to Section 7.4(a) in order to enter into a Company Acquisition Agreement with respect to such Superior Proposal; in each case, that did not result from a material breach of this Section 5.3, if: (I) the Company promptly notifies Parent, in writing, at least three (3) Business Days (the “Superior Proposal Notice Period”) before taking the action described in clause (A) or (B) of this Section 5.3(d)(i), of its intention to take such action with respect to such Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal that the Company Board intends to declare is a Superior Proposal, and that the Company Board intends to take the action described in clause (A) or (B) of this Section 5.3(d)(i); (II) the Company specifies the identity of the party making the Superior Proposal and the material terms and conditions thereof in such notice and includes an unredacted copy of the Takeover Proposal and attaches to such notice the most current version of any proposed agreement (which version shall be updated on a prompt basis) for such Superior Proposal and any related documents, including financing documents (which financing documents may include customary redactions), to the extent provided by the relevant party in connection with the Superior Proposal; (III) the Company and its Representatives during the Superior Proposal Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Superior Proposal Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Superior Proposal Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remains in the Superior Proposal Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and (IV) the Company Board determines in good faith, after consulting with its financial advisor and outside legal counsel, that such Takeover Proposal continues to constitute a Superior Proposal (after taking into account any adjustments made by Parent during the Superior Proposal Notice Period in the terms and conditions of this Agreement) and that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law.

(ii)            Notwithstanding the foregoing, at any time prior to the receipt of Company Stockholder Approval, the Company Board may effect a Company Adverse Recommendation Change with respect to an Intervening Event, if: (A) the Company promptly notifies Parent, in writing (email to Parent and Parent’s outside counsel pursuant to Section 8.2 being deemed sufficient), at least three (3) Business Days (the “Intervening Event Notice Period”) before effecting a Company Adverse Recommendation Change of its intention to take such action with respect to such Intervening Event, which notice shall advise Parent of the Intervening Event, including a reasonable description of the underlying terms and circumstances giving rise to such Intervening Event (and the reasons for taking such action), and that the Company Board intends to effect a Company Adverse Recommendation Change; (B) the Company and its Representatives during the Intervening Event Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement that obviates the need for the Company Board to effect, or cause the Company to effect, a Company Adverse Recommendation Change as a result of such Intervening Event; and (C) the Company Board determines in good faith, after consulting with its financial advisor and outside legal counsel, that an Intervening Event has occurred and that the failure to effect a Company Adverse Recommendation Change would be inconsistent with the fiduciary duties of the Company Board under applicable Law.

(e)            Nothing contained herein shall prevent the Company Board or any committee thereof from disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if the Company determines, after consultation with its financial advisor and outside legal counsel, that failure to disclose such position would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law; provided, however, that any public disclosure (other than any “stop, look and listen” statement made under Rule 14d-9(f) under the Exchange Act) by the Company or the Company Board (or any committee thereof) relating to any determination, position or other action by the Company, the Company Board or any committee thereof with respect to any Takeover Proposal shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly and publicly reaffirms the Company Board Recommendation in such disclosure. Nothing in this Agreement shall restrict the Company or the Company Board (or a committee thereof) from making a factually accurate public statement that (A) describes the Company’s receipt of a Takeover Proposal; (B) identifies the Person or group of Persons making such Takeover Proposal; (C) provides the material terms of such Takeover Proposal; or (D) describes the operation of this Agreement with respect thereto and any such statement will not, in any case, be deemed to be (1) an adoption, approval or recommendation with respect to such Takeover Proposal; or (2) a Company Adverse Recommendation Change.

5.4           Stockholders Meeting; Proxy Materials; Merger Sub Approval.

(a)            The Company shall duly call, give notice of, convene, and hold the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement and a stockholder advisory vote contemplated by Rule 14a-21(c) of the Exchange Act (if required) (the “Company Stockholders Meeting”) as soon as reasonably practicable after the date of this Agreement. Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 5.3 hereof, the Proxy Statement shall include the Company Board Recommendation and, subject to compliance with applicable Law, the Company shall use reasonable best efforts to: (i) solicit from the holders of common stock of the Company proxies in favor of the adoption of this Agreement and approval of the Merger; and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of common stock of the Company required by applicable Law to obtain such approval. The Company shall not submit any other proposals for approval at the Company Stockholders Meeting without the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed. The Company shall keep Parent and Merger Sub updated with respect to proxy solicitation results as reasonably requested by Parent or Merger Sub. The Company shall have the right, after good faith consultation with Parent, to, and shall at the request of Parent, postpone or adjourn the Company Stockholders Meeting: (A) for the absence of a quorum, (B) to allow reasonable additional time to solicit additional proxies, taking into account the amount of time until the Company Stockholder Meeting, or the Company has not received a number of proxies that would reasonably be believed to be sufficient to obtain Company Stockholder Approval at the Company Stockholder Meeting or (C) to the extent required by applicable Law. If the Company Board makes a Company Adverse Recommendation Change, it will not alter the obligation of the Company to submit the adoption of this Agreement and the approval of the Merger to the holders of common stock of the Company at the Company Stockholders Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Company Stockholders Meeting.

(b)            In connection with the Company Stockholders Meeting, as soon as reasonably practicable following the date of this Agreement, the Company shall prepare and file, in preliminary form, the Proxy Statement with the SEC. Parent Group Member, Parent, Merger Sub, and the Company will cooperate and consult with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent Group Member, Parent and Merger Sub will, and will use its commercially reasonable efforts to cause Guarantor to, furnish the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and shall promptly provide, and shall use its commercially reasonable efforts to cause Guarantor to promptly provide, such other assistance in the preparation of the Proxy Statement as may be reasonably requested by the Company from time to time. The Company shall not file the Proxy Statement, or any amendment or supplement thereto, without providing Parent a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). The Company shall use its reasonable best efforts to cause the Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company shall use its reasonable best efforts to resolve, and each party agrees to, and Parent shall use its commercially reasonable efforts to cause Guarantor to, consult and cooperate with the other party in resolving, all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC. The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary Proxy Statement. Each of Parent Group Member, Parent, Merger Sub, and the Company agree to, and Parent shall use its commercially reasonable efforts to cause Guarantor to, correct any information provided by it for use in the Proxy Statement which shall have become false or misleading and the Company shall promptly prepare and mail to its stockholders an amendment or supplement setting forth such correction. The Company shall as soon as reasonably practicable: (i) notify Parent of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information; and (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.

(c)            Immediately following the execution and delivery of this Agreement, Parent, as the sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the NJBCA.

5.5           Appropriate Action; Consents; Filings.

(a)            Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.5), except with respect to compliance with ISRA, which shall be governed by Section 5.5(c) in all respects, each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable (and in any event no later than the End Date), the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary Governmental Authorizations, waivers, and actions or nonactions from Governmental Entities and the making of all necessary registrations, filings, and notifications (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities; (ii) the obtaining of all necessary consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Company, Parent Group Member and Parent shall, and Parent shall use its commercially reasonable efforts to cause Guarantor to, subject to applicable Law, promptly: (A) reasonably cooperate and coordinate with the other parties in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply the other parties with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company, on the one hand, or Parent Group Member, Parent or Merger Sub, on the other hand, receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement.

(b)            Without limiting the generality of the undertakings pursuant Section 5.5(a) hereof, the parties hereto shall, as applicable: (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Entities with jurisdiction over the Antitrust Laws (each such Governmental Entity, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority as necessary, proper, or advisable to permit consummation of the transactions contemplated by this Agreement; and (ii) subject to the terms set forth in Section 5.5(a) hereof and except with respect to compliance with ISRA, which shall be governed by Section 5.5(c) in all respects, use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of applicable waiting periods.

(c)            The Company and Parent acknowledge that the Merger and the other Transactions contemplated by this Agreement is subject to the requirements of ISRA, and the regulations issued thereunder, with respect to the Budd Lake Facility. The Company hereby covenants and agrees to use commercially reasonable measures to comply with ISRA and SRRA, as may be applicable, and agrees to retain a New Jersey Licensed Site Remediation Professional, as defined in the SRRA and the regulations promulgated thereunder (“LSRP”) to complete any required ISRA and SRRA filings with the New Jersey Department of Environmental Protection (“NJDEP”) to achieve ISRA Compliance (defined herein). “ISRA Compliance” shall mean (i) the issuance of a Response Action Outcome of any kind, including a Restricted Use Response Action Outcome or a Limited Restricted Use Response Action Outcome by the Company’s LSRP; or (ii) the approval by the NJDEP of a de minimis quantity exemption, in each case as applicable to the Company’s lease of and operations at the Budd Lake Facility. Within ten (10) Business Days of signing the Agreement, the Company’s LSRP shall file a General Information Notice with NJDEP for the Budd Lake Facility. The Company will then implement commercially reasonable measures to diligently pursue ISRA Compliance. If the Company does not achieve ISRA Compliance prior to Closing, the Company agrees to use commercially reasonable measures to complete and duly file on or before Closing (i) a Remediation Certification in accordance with N.J.A.C. 7:26B-3.3, and, if required, establish a Remediation Funding Source (as such terms are defined under ISRA) and file an RFS/FA form to permit the consummation of the Merger contemplated by this Agreement or (ii) such other ISRA filing which authorizes the Company to complete this transaction (“Closing Approval”) without having first achieved ISRA Compliance. Parent Group Member and Parent shall and shall cause its Subsidiaries and Representatives to provide any commercially reasonable cooperation and to take commercially reasonable actions as reasonably requested by the Company in writing in connection with the ISRA Compliance for the Budd Lake Facility or, if the Company does not achieve ISRA Compliance for the Budd Lake Facility prior to Closing, the Closing Approval. Notwithstanding anything to the contrary contained herein, the covenants set forth in this Section 5.5(c) shall be the sole covenants with respect to matters contained in this Section 5.5(c), including with respect to ISRA Compliance or the Closing Approval.

(d)            In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the parties hereto shall cooperate in all respects with the other parties hereto and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, none of the Company, Parent Group Member, Parent, Merger Sub, or any of their respective Affiliates shall be required to defend, contest, or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed, or overturned any Order, in connection with the transactions contemplated by this Agreement.

(e)            Notwithstanding anything to the contrary set forth in this Agreement, none of Parent Group Member, Parent, Merger Sub, or any of their respective Subsidiaries shall be required to, and the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or Order to, (i) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or portion of business of the Company, the Surviving Corporation, Parent Group Member, Parent, Merger Sub, or any of their respective Subsidiaries, (ii) conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of the Company, the Surviving Corporation, Parent Group Member, Parent, Merger Sub, or any of their respective Subsidiaries in any manner, or (iii) impose any restriction, requirement, or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent Group Member, Parent, Merger Sub, or any of their respective Subsidiaries; provided, that if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement, or Order so long as such requirement, condition, limitation, understanding, agreement, or Order is only binding on the Company in the event the Closing occurs.

5.6           Certain Notices. Subject to applicable Law, the Company shall notify Parent and Merger Sub, and Parent Group Member, Parent and Merger Sub shall notify the Company, promptly of: (a) any material notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any material notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; (c) any written correspondence received by such party from any Person asserting or threatening a material claim with respect to the Merger; and (d) any event, change, or effect between the date of this Agreement and the Effective Time which individually or in the aggregate causes or is reasonably likely to cause or constitute the failure of any of the conditions set forth in Article 6 of this Agreement to be satisfied; provided, that the delivery of any notice pursuant to this Section 5.6 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice. A failure to comply with this Section 5.6 shall not constitute the failure of any condition set forth in Article 6 to be satisfied unless the underlying event, condition, fact or circumstance would independently result in the failure of a condition set forth in Article 6 to be satisfied.

5.7           Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company, Parent Group Member and Parent agrees that no public release, statement, announcement, or other disclosure concerning the Merger and the other transactions contemplated hereby shall be issued by any party without the prior written consent of the other party, except as may be required by: (a) applicable Law; (b) court process; (c) the rules or regulations of any applicable United States securities exchange; or (d) any Governmental Entity to which the relevant party is subject or submits; provided, in each such case, the party making the release, statement, announcement, or other disclosure shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 5.7 shall not apply to any release, statement, announcement or other disclosure made with respect to: (i) a Company Adverse Recommendation Change issued or made in compliance with Section 5.3; (ii) any other disclosure issued or made in compliance with Section 5.3; (iii) any dispute between the parties regarding this Agreement or the transactions contemplated hereby; (iv) responses to a publicly disclosed Takeover Proposal; or (v) the Merger and the other transactions contemplated hereby that is substantially similar (and identical in any material respect) to those in a previous public release, statement, announcement, or other disclosure made by the Company or Parent in accordance with this Section 5.7.

5.8           Employee Benefit Matters.

(a)            During the period commencing at the Effective Time and ending on the date which is twelve (12) months from the Effective Time (or if earlier, the date of the employee’s termination of employment with Parent and its Subsidiaries) (the “Continuation Period”), and to the extent consistent with the terms of the governing plan documents, Parent shall cause the Surviving Corporation and each of its Subsidiaries, as applicable, to provide each employee of the Company and its Subsidiaries as of the Effective Time who remains employed by the Company and its Subsidiaries immediately after the Effective Time (each, a “Company Continuing Employee,” and, collectively, the “Company Continuing Employees”) with (i) an annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation), that are, in each case, substantially comparable to the annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation) provided by the Company and its Subsidiaries on the date of this Agreement, (ii) retirement, health and welfare plan benefits (excluding severance, retiree health, or defined benefit retirement benefits) that are substantially comparable to the retirement, health and welfare benefits provided by the Company and its Subsidiaries on the date of this Agreement, and (iii) with respect to any Company Continuing Employee whose employment is terminated during the Continuation Period without “cause” and subject to such Company Continuing Employee’s execution of a release of claims in favor of Parent and its Subsidiaries, a cash severance opportunity that is substantially comparable to the cash severance opportunity provided by the Company and its Subsidiaries on the date of this Agreement.

(b)            On and after the Effective Time, Parent shall provide to each Company Continuing Employee, or cause to be provided, credit for all years of service with the Company and its Subsidiaries performed by such Company Continuing Employee prior to the Effective Time, under any retirement or welfare employee benefit plan maintained by Parent or any its Subsidiaries, including the Surviving Corporation (collectively, the “Parent Benefit Plans”), for purposes of eligibility to participate, vesting, and benefit accruals. Notwithstanding the foregoing, however, nothing in this Section 5.8(b) shall be construed to require crediting of service that would result in (i) duplication of benefits for the same period of service, (ii) service credit for benefit accruals under a defined benefit pension plan, retiree welfare plan, or any grandfathered or frozen Parent Benefit Plan, or (iii) for any purpose under any Parent Benefit Plans that are equity compensation plans, programs, or arrangements in which any Company Continuing Employee is or becomes eligible to participate in following the Effective Time. For the avoidance of doubt, each Company Continuing Employee’s vacation and sick time accruals, as of the Effective Time, shall carry over to the applicable entity employing such Company Continuing Employee following the Effective Time. With respect to Parent Benefit Plans that are welfare benefit plans, programs and arrangements (each, a “Parent Welfare Benefit Plan”) in which a Company Continuing Employee is, or may become, eligible to participate on or after the Effective Time, the Parent and its Subsidiaries shall use commercially reasonable efforts to (A) waive, or cause the insurance carrier to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to each such Company Continuing Employee and any covered dependent under any Parent Welfare Benefit Plan to the same extent waived under a comparable Company Benefit Plan and (B) provide credit to each Company Continuing Employee and any covered dependent for any co-payments, deductibles and out-of-pocket expenses paid by each such Company Continuing Employee or covered dependent under the Parent Welfare Benefit Plans during the relevant plan year of such Parent Welfare Benefit Plan in which the Effective Time occurs.

(c)            Effective no later than the date immediately preceding the Closing Date, the Company shall terminate (or cause to be terminated) those Company Benefit Plans maintained or sponsored by the Company or its Subsidiaries that Parent has requested to be terminated by providing a written notice to the Company at least thirty (30) days prior to the Closing Date; provided, that such Company Benefit Plans can be terminated in accordance with their terms and applicable Law. No later than the date immediately preceding the Closing Date, the Company shall provide Parent with evidence, reasonably satisfactory to Parent, that such Company Benefit Plans have been terminated.

(d)            This Section 5.8 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.8, express or implied, shall confer upon any employee of the Company or its Subsidiaries, any beneficiary, or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.8. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; (ii) shall alter or limit the ability of the Surviving Corporation, Parent, or any of their respective Affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; or (iii) shall prevent the Surviving Corporation, Parent, or any of their respective Affiliates from terminating the employment of any employee of the Company or its Subsidiaries following the Effective Time. The parties hereto acknowledge and agree that the terms set forth in this Section 5.8 shall not create any right in any employee of the Company or its Subsidiaries or any other Person to any continued employment with the Surviving Corporation, Parent, or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any employee and the Surviving Corporation.

5.9           Indemnification and Insurance.

(a)            Parent and Merger Sub agree that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries (each an “Indemnified Party”) as provided in the Company Charter and/or Company Bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.9 of the Company Disclosure Schedule (the “Indemnification Agreements”), shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and advance any expenses to Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time (including any matters arising in connection with this Agreement or the transactions contemplated by this Agreement), to the fullest extent that the Company or its Subsidiaries would be permitted by applicable Law and to the fullest extent required by the organizational documents of the Company or its Subsidiaries and the Indemnification Agreements as in effect on the date of the Agreement. For a period of six (6) years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause the certificate of incorporation and the bylaws of the Surviving Corporation to contain provisions with respect to indemnification, advancement of expenses, and exculpation that are at least as favorable to the Indemnified Parties as the indemnification, advancement of expenses, and exculpation provisions set forth in the Company Charter and/or Company Bylaws as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b)            Without limiting the provisions of Section 5.9(a), to the fullest extent that the Company would be permitted by applicable Law to do so, Parent shall or shall cause the Surviving Corporation to: (i) indemnify and hold harmless each Indemnified Party against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any alleged action or omission in such Indemnified Party’s capacity as a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time; or (B) this Agreement or the transactions contemplated by this Agreement and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including reasonable attorneys’ fees) of any Indemnified Party upon confirmation by the Indemnified Party of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification applicable to him or her and a customary written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct for indemnification was not met. Any determination required to be made with respect to whether the conduct of any Indemnified Party complies or complied with any applicable standard shall be made by independent legal counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to the Surviving Corporation, and the fees of such counsel shall be paid by the Surviving Corporation. Notwithstanding anything to the contrary contained in this Section 5.9(b) or elsewhere in this Agreement, Parent shall not (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation, unless such settlement, compromise, consent or termination includes an unconditional release of all of the Indemnified Parties covered by the claim, action, suit, proceeding or investigation from all liability arising out of such claim, action, suit, proceeding or investigation.

(c)            Prior to the Effective Time, the Company may purchase a six (6) year “tail” prepaid policy with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided that the premium for such insurance shall not exceed 400% of the last annual premium paid by the Company or any of its Subsidiaries for such insurance prior to the date of this Agreement, which amount is set forth in Section 5.9(c) of the Company Disclosure Schedule (the “Maximum Premium”). If the Company does not purchase a “tail” insurance policy prior to the Effective Time as provided above, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to obtain as of the Effective Time “tail” insurance policies with a claims period of six (6) years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of the Maximum Premium). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, the greatest coverage available for a cost not exceeding an annual premium equal to the Maximum Premium. Parent shall not, and shall not permit the Surviving Corporation or its other Subsidiaries to, take any action that would prejudice the rights of, or otherwise impede recovery by, the beneficiaries of any such insurance purchased pursuant to this Section 5.9(b), whether in respect of claims arising before or after the Effective Time.

(d)            The obligations of Parent, Merger Sub, and the Surviving Corporation under this Section 5.9 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.9 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9, each of whom may enforce the provisions of this Section 5.9).

(e)            In the event Parent, the Surviving Corporation or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.9. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to, or in substitution for, any such claims under any such policies.

5.10         Parent Agreements Concerning Merger Sub. During the period from the date of this Agreement and the earlier of the Effective Time or the valid termination of this Agreement in accordance with ARTICLE 7, Merger Sub shall not engage in any activity of any nature except for activities contemplated by, related to or in furtherance of the Transactions (including enforcement of its rights under this Agreement) or as provided in or contemplated by this Agreement and neither Parent nor Merger Sub shall take or agree to take any action that would prevent or materially delay the consummation of the Transactions. Parent shall use reasonable best efforts to cause the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance in all material respects by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to use reasonable best efforts to take all actions reasonably necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder.

5.11         Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to Parent, the Merger Sub, the Company, the Merger, or any other transaction contemplated by this Agreement, then each of the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

5.12         Section 16 Matters. Prior to the Effective Time, the Company and Parent shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Shares (including derivative securities with respect to such Shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time.

5.13         Stockholder Litigation. The Company shall promptly advise Parent in writing after becoming aware of any Proceeding commenced against the Company or any of its directors by any stockholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Merger and the other transactions contemplated hereby, but excluding, for the avoidance of doubt, any Proceedings between the Company or its affiliates, on the one hand, and Parent or its affiliates, on the other hand) and shall keep Parent reasonably informed regarding any such Proceeding. The Company shall: (a) give Parent the opportunity to participate in the defense and settlement of any such Proceeding, in each case, at Parent’s sole cost and expense; (b) keep Parent reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such Proceeding, and provide Parent with the opportunity to consult with the Company regarding the defense of any such Proceeding, which advice the Company shall consider in good faith; and (c) not settle any such Proceeding without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed, or conditioned). For the avoidance of doubt, notwithstanding anything to the contrary in this Section 5.13, if Parent participates in any defense and/or settlement of any Proceeding pursuant to this Section 5.13, the Company shall retain full control of such defense and settlement and Parent shall not have any power to control such defense and/or settlement subject to Section 5.13(c). Notwithstanding anything to the contrary in this Section 5.13, any matters relating to Dissenting Shares shall be governed by Section 2.3.

5.14         Stock Exchange Delisting. To the extent requested by Parent, prior to the Effective Time, the Company shall reasonably cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Effective Time.

5.15         Equity Financing.

(a)            No Amendments to Equity Commitment Letter. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Commitment Letter without the prior written consent of the Company, not to unreasonably withheld, conditioned or delayed if such amendment, modification or waiver would not: (i) reduce the aggregate amount of the Equity Financing; (ii) impose new or additional conditions or other terms or otherwise expand, amend or modify any of the conditions to the receipt of the Equity Financing or any other terms to the Equity Financing in a manner that would reasonably be expected to (A) prevent or delay the Closing; or (B) make the timely funding of the Equity Financing, or the satisfaction of the conditions to obtaining the Equity Financing, less likely to occur in any material respect; or (iii) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against the Guarantor under the Equity Commitment Letter. Any reference in this Agreement to (1) the “Equity Financing” will include the financing contemplated by the Equity Commitment Letter as amended or modified in compliance with this Section 5.15; and (2) the “Equity Commitment Letter” will include such document as amended or modified in compliance with this Section 5.15.

(b)            Taking of Necessary Actions. Subject to the terms and conditions of this Agreement, each of Parent Group Member, Parent and Merger Sub will use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange, maintain the effectiveness of, consummate and obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letter, including (i) maintaining in effect the Equity Commitment Letter in accordance with the terms and subject to the conditions thereof; (ii) satisfying on a timely basis all conditions to funding that are applicable to Parent Group Member, Parent and Merger Sub in the Equity Commitment Letter; (iii) consummating the Equity Financing at or prior to the Closing; (iv) complying with its obligations pursuant to the Equity Commitment Letter; and (v) enforcing its rights pursuant to the Equity Commitment Letter.

(c)            Notices. Parent Group Member, Parent and Merger Sub shall keep the Company informed on a reasonably current basis of the status of its efforts to arrange the Equity Financing. Without limiting the generality of the foregoing, Parent Group Member, Parent and Merger Sub shall promptly (and in any event within two (2) Business Days) notify the Company in writing of: (i) any breach, default, termination, or cancellation by any party to the Equity Commitment Letter or Equity Financing definitive agreements that Parent Group Member, Parent or Merger Sub becomes aware of; (ii) the receipt by Parent Group Member, Parent or Merger Sub of any notice from any Guarantor with respect to (A) any breach, default, termination, or cancellation by any party to the Equity Commitment Letter or Equity Financing definitive agreements, or (B) any material dispute or material disagreement between or among any parties to the Equity Commitment Letter or Equity Financing definitive agreements related to the Equity Financing; and (iii) the occurrence of any event or development that would reasonably be expected to adversely impact the ability of Parent Group Member, Parent or Merger Sub to obtain all or any portion of the aggregate amount of the Equity Financing on the terms and conditions, in the manner, and from the sources contemplated by the Equity Commitment Letter.

(d)            Acknowledgement. Each of Parent and Merger Sub acknowledge and agree that the obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are not in any way contingent upon or otherwise subject to Parent’s or Merger Sub’s ability to obtain any financing (including the Equity Financing).

5.16         Conduct of Business by Parent Pending the Merger. Parent Group Member, Parent and Merger Sub covenant and agree that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to ARTICLE 7, except as required by applicable Law, Parent Group Member, Parent and Merger Sub shall not, and shall not permit any of their Subsidiaries to, take or agree to take any action that would reasonably be expected to prevent or materially delay the consummation of the Merger and the other Transactions. Parent Group Member and Parent covenant and agree to cause Parent Group Member to become a direct or an indirect wholly owned subsidiary of Parent at or prior to the Closing.

5.17         Waiver Termination. The agreement set forth on Section 5.17 of the Company Disclosure Schedule (the “Waiver Agreement”) is hereby terminated effective immediately. From and after the date hereof, the Waiver Agreement will be of no further force or effect, and the rights and obligations of each of the parties pursuant to the Waiver Agreement shall terminate.

5.18         Guarantee. Parent Group Member unconditionally, absolutely and irrevocably guarantees to the Company (a) the prompt payment, in full, when due, of any payment obligations of each of Parent and Merger Sub under this Agreement, (b) the prompt performance, when due, of all other obligations of each of Parent and Merger Sub under this Agreement and (c) the due, prompt and faithful performance and discharge by Parent and Merger Sub, and compliance by Parent and Merger Sub, with all of the covenants and agreements of Parent and Merger Sub under this Agreement. Parent and/or Merger Sub’s obligations to the Company described in (a)-(c) of the preceding sentence are referred to as the “Guaranteed Obligations”. The Guaranteed Obligations are absolute and unconditional, irrespective of, and Parent Group Member expressly waives any defense to its obligations under this Section 5.18, any circumstance whatsoever which might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including any right to require or claim that the Company seek recovery directly from Parent or Merger Sub with respect to the Guaranteed Obligations. Parent Group Member agrees to take all actions necessary, proper or advisable to ensure the payment, performance, and discharge by Parent and Merger Sub of the Guaranteed Obligations and to cause Parent and Merger Sub to perform each of their respective obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Parent Group Member agrees that any breach by Parent or Merger Sub of a representation, warranty, covenant or agreement in this Agreement shall also be a breach of such representation, warranty, covenant or agreement by Parent Group Member.

ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE MERGER

6.1           Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing of each of the following conditions:

(a)            The Company Stockholder Approval shall have been obtained; and

(b)            No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

6.2           Conditions to Obligations of Parent and Merger Sub Under This Agreement. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by Parent and Merger Sub on or prior to the Closing of the following conditions:

(a)            (i) The representations and warranties of the Company (other than in Section 3.1 (Corporate Organization), Sections 3.2(a)-(c) (Capitalization), Section 3.3 (Authority; Execution and Delivery; Enforceability), Section 3.19 (Broker’s Fees), Section 3.21 (Takeover Statutes; Rights Plans) and Section 3.22 (Opinion of Financial Advisor)) set forth in ARTICLE 3 of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have individually or in the aggregate, a Company Material Adverse Effect; (ii) the representations and warranties of the Company contained in Sections 3.2(a)-(c)  (Capitalization) shall be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct (other than de minimis inaccuracies) as of that date); and (iii) the representations and warranties contained in Section 3.1 (Corporate Organization), Section 3.2(d) (Capitalization), Section 3.3 (Authority; Execution and Delivery; Enforceability), Section 3.19 (Broker’s Fees), Section 3.21 (Takeover Statutes; Rights Plans) and Section 3.22 (Opinion of Financial Advisor) shall be true and correct in all material respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date);

(b)            The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing;

(c)            Since the date of this Agreement, there shall not have been any Company Material Adverse Effect; and

(d)            Parent will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.2(a) and Section 6.2(b) hereof.

6.3           Conditions to Obligations of the Company Under This Agreement. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing of the following conditions:

(a)            The representations and warranties of Parent and Merger Sub set forth in ARTICLE 4 of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “material adverse effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement;

(b)            Parent Group Member, Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by them at or prior to the Closing; and

(c)            The Company will have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).

6.4           Frustration of Closing Conditions. Neither the Company, Parent or Merger Sub may rely, as a basis for not consummating the Merger or the other transactions contemplated by this Agreement, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s (or in the case of Parent or Merger Sub, Parent Group Member’s) breach in any material respect of any provision of this Agreement.

ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER

7.1           Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing (whether before or after the receipt of Company Stockholder Approval) by the mutual written consent of Parent, Merger Sub and the Company.

7.2           Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Closing (whether before or after the receipt of Company Stockholder Approval):

(a)            if the Merger has not been consummated on or before May 7, 2025 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to any party whose (or in the case of Parent, Parent Group Member’s) breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or primarily resulted in, the failure of the Merger to be consummated on or before the End Date;

(b)            if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(b) shall not be available to any party whose or in the case of Parent, Parent Group Member’s) breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or primarily resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order; or

(c)            if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and Company Stockholder Approval shall not have been obtained at such meeting (unless such Company Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).

7.3           Termination By Parent. This Agreement may be terminated by Parent at any time prior to the Closing:

(a)            If: (i) a Company Adverse Recommendation Change shall have occurred or the Company shall have approved or adopted, or recommended the approval or adoption of, any Company Acquisition Agreement; or (ii) the Company shall have breached in any material respect any of its covenants and agreements set forth in Section 5.3 and failed to cure such material breach within fifteen (15) days after written notice thereof is given by Parent to the Company; or

(b)            if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.2(a) or Section 6.2(b), as applicable, would not be satisfied and, such breach is incapable of being cured by the End Date; or, if capable of being cured by the End Date, shall not have been cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by Parent to the Company or (ii) the End Date; provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.3(b) if Parent Group Member, Parent or Merger Sub is then in material breach of any representation, warranty, covenant, or obligation hereunder.

7.4           Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Closing:

(a)            if prior to the receipt of Company Stockholder Approval at the Company Stockholders Meeting, the Company Board authorizes the Company, subject to material compliance with Section 5.3 hereof, to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided, that prior to or concurrently with such termination, the Company shall have paid the Termination Fee due pursuant to Section 7.6(b);

(b)            if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent Group Member, Parent or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.3(a) or Section 6.3(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; or, if capable of being cured by the End Date, shall not have been cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by the Company to Parent or (ii) the End Date; provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.4(b) if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder; or

(c)            if (i) the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing, which conditions are capable at the time of termination of being satisfied if the Closing were to occur at such time) have been satisfied or (except with respect to Section 6.1(b)) waived in accordance with this Agreement, (ii) the Company has indicated in writing to Parent that the Company is ready, willing and able to consummate the Merger, (iii) Parent and Merger Sub fail to consummate the Merger within four (4) Business Days following the date on which the Closing should have occurred pursuant to Section 1.2 (or, if the End Date falls within such four (4)-Business Day period, by the End Date) and (iv) during such four (4)-Business Day period described in clause (iii) (or, if the End Date falls within such four (4)-Business Day period, during the period between the date on which the Closing should have occurred pursuant to Section 1.2 and the End Date), the Company stood ready, willing and able to consummate the Merger and the other transactions contemplated hereby.

7.5           Notice of Termination; Effect of Termination.

The party desiring to terminate this Agreement pursuant to this ARTICLE 7 (other than pursuant to Section 7.1) shall deliver written notice of such termination to the other party or parties hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 7.5 shall be effective immediately upon delivery of such written notice. If this Agreement is properly and validly terminated pursuant to this ARTICLE 7, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party or parties hereto, except with respect to (a) Section 5.2(b), this Section 7.5, Section 7.6, and ARTICLE 8 (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect and (b) any liabilities or damages incurred or suffered by a party or parties hereto, solely to the extent such liabilities or damages were due to a Willful Breach or Fraud by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement, the Equity Commitment Letter of the Guaranty.

7.6           Fees and Expenses Following Termination.

(a)            If this Agreement is terminated by Parent pursuant to Section 7.3(a), then the Company shall pay to Parent (by wire transfer of immediately available funds) within two (2) Business Days after such termination, the Termination Fee.

(b)            If this Agreement is terminated by the Company pursuant to Section 7.4(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee.

(c)            If this Agreement is terminated (i) by Parent pursuant to Section 7.3(b) or (ii) by the Company or Parent pursuant to (A) Section 7.2(a) or (B) Section 7.2(c); and in each case: (1) prior to such termination a Takeover Proposal shall have been publicly disclosed or, with respect to terminations pursuant to Section 7.2(a) or Section 7.3(b), otherwise made or communicated to the Company or the Company Board; and (2) within twelve (12) months following the date of such termination of this Agreement, the Company shall have (x) entered into a definitive agreement with respect to the Takeover Proposal from clause (1) or any Takeover Proposal for greater consideration than the Aggregate Merger Consideration or (y) consummated the Takeover Proposal from clause (1) or any Takeover Proposal for greater consideration than the Aggregate Merger Consideration, then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee (it being understood for all purposes of this Section 7.6, all references in the definition of Takeover Proposal to “20%” shall be deemed to be references to “50%” instead).

(d)            If this Agreement is terminated by the Company pursuant to Section 7.4(b) or Section 7.4(c), then Parent shall pay to the Company (by wire transfer of immediately available funds) within two (2) Business Days after such termination, the Parent Termination Fee.

(e)            Each of the parties hereto acknowledges and hereby agrees that the provisions of this Section 7.6 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, the other parties would not have entered into this Agreement. If the Company or Parent, as the case may be, shall fail to pay in a timely manner the amounts due pursuant to this Section 7.6, and, in order to obtain such payment, either Parent or the Company, as the case may be, makes a claim against the other party that results in a judgment against the other party, the paying party shall pay to the other party the reasonable costs and expenses of the other party (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 7.6 at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or a lesser rate that is the maximum permitted by applicable Law. The parties acknowledge and agree that: (i) the right to receive the Termination Fee or the Parent Termination Fee under this Agreement shall not limit or otherwise affect the Company’s, Parent’s or Merger Sub’s right to specific performance as provided in Section 8.12; (ii) in no event shall the Company be obligated to pay the Termination Fee on more than one occasion; and (iii) in no event shall Parent be obligated to pay the Parent Termination Fee on more than one occasion.

(f)            Notwithstanding anything to the contrary contained in this Agreement, except in the case of a Willful Breach of this Agreement or Fraud by the Company (in which case Parent shall be entitled to seek monetary damages, recovery or award from the Company), (i) the parties agree that Parent’s right to receive payment from the Company of the Termination Fee pursuant to Sections 7.6(a), 7.6(b) and 7.6(c) shall constitute the sole and exclusive monetary remedy of Parent Group Member, Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees of any of the foregoing (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that the Company shall also be obligated with respect to Section 7.6(e)) and (ii) the parties hereby agree that if actually paid in full, the Termination Fee shall represent the sole and exclusive remedy of Parent Group Member, Parent and Merger Sub in the circumstances in which such fee is payable and Parent and its Affiliates shall not be entitled to bring or maintain any other claim, action or proceeding against the Company Related Parties, shall be precluded from any other remedy against the Company Related Parties, at law, in equity, in contract, in tort or otherwise, and shall not seek to obtain any recovery or judgment against the Company Related Parties, in connection with or arising out of the termination of any of the Agreement or any Ancillary Agreement, any breach by the Company Related Parties giving rise to such termination, the failure of the Transactions to be consummated, the failure by the Company Related Parties to perform its obligations under any of this Agreement or any Ancillary Agreement (other than the Confidentiality Agreements) or failure by the Company Related Parties to perform any obligation under Law.

(g)            Notwithstanding anything to the contrary contained in this Agreement, except in the case of a Willful Breach of this Agreement or Fraud by Parent Group Member, Parent or Merger Sub (in which case the Company shall be entitled to seek monetary damages, recovery or award from Parent Group Member, Parent or Merger Sub), (i) the parties agree that the Company’s right to receive payment from Parent of the Parent Termination Fee pursuant to Section 7.6(d) shall constitute the sole and exclusive monetary remedy of the Company against by Parent Group Member, Parent and Merger Sub and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees of any of the foregoing (collectively, the “Parent Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder, and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that Parent shall also be obligated with respect to Section 7.6(e)) and (ii) the parties hereby agree that if actually paid in full, the Parent Termination Fee shall represent the sole and exclusive remedy of the Company in the circumstances in which such fee is payable and the Company and its Affiliates shall not be entitled to bring or maintain any other claim, action or proceeding against the Parent Related Parties, shall be precluded from any other remedy against the Parent Related Parties, at law, in equity, in contract, in tort or otherwise, and shall not seek to obtain any recovery or judgment against the Parent Related Parties, in connection with or arising out of the termination of any of the Agreement or any Ancillary Agreement, any breach by the Parent Related Parties, giving rise to such termination, the failure of the Transactions to be consummated, the failure by the Parent Related Parties, to perform its obligations under any of this Agreement or any Ancillary Agreement (other than the Confidentiality Agreements) or failure by the Parent Related Parties, to perform any obligation under Law.

(h)            If a court has granted an award of damages in connection with any breach by Parent Group Member, Parent or Merger Sub of the terms or conditions set forth in this Agreement, then the Company may, on behalf of its stockholders and holders of Company Equity Awards, accept damages for such breach, and Parent Group Member, Parent or Merger Sub agree that such damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall, in addition to any damage to the Company, include the benefit of the bargain lost by its stockholders or holders of Company Equity Awards taking into consideration all relevant matters, including the loss of the expected premium, other combination opportunities and the time value of money.

(i)            For the avoidance of doubt, while the Company may pursue a grant of specific performance under Section 8.12 prior to termination, the payment of the Parent Termination Fee under Section 7.6(d) and other monetary damages, remedy or award if, as and when required pursuant to this Agreement, under no circumstances shall the Company be permitted or entitled to receive from Parent Group Member, Parent and Merger Sub both a grant of specific performance in accordance with Section 8.12, on the one hand, and payment of all or a portion of the Parent Termination Fee or other monetary damages, remedy or award, on the other hand. Each of the Parties further acknowledges that the Parent Termination Fee is not a penalty, but constitutes liquidated damages in a reasonable amount that will compensate the Company and the Company’s stockholders for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions contemplated hereby, which amount could otherwise be impossible to calculate with precision.

(j)            Except as expressly set forth in this Section 7.6, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses.

7.7            Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of Company Stockholder Approval, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of Company Stockholder Approval, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Company Common Stock without such approval.

7.8            Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE 8
GENERAL PROVISIONS

8.1            Non-Survival of Representations, Warranties and Covenants. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.1 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreements will survive termination of this Agreement in accordance with its terms.

8.2            Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or: (a) when delivered by hand (providing proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a written notice given in accordance with this Section 8.2):

If to Parent, Parent Group Member or Merger Sub, addressed to it at:

c/o Aerosphere Power Inc. 51 Dwight Place Fairfield, New Jersey 07004
Attn:	John Borduin, Chief Executive Officer
Email:

with a copy to (for information purposes only):

Foley & Lardner LLP 100 North Tampa Street Suite 2700 Tampa, FL 33602-5810
Attn:	Curt Creely Kevin Shuler
Email:	ccreely@foley.com kshuler@foley.com

If to the Company, addressed to it at:

EMCORE Corporation 450 Clark Drive Budd Lake, NJ 07828
Attn:	General Counsel
Email:

with copies to (for information purposes only);

Pillsbury Winthrop Shaw Pittman LLP 2550 Hanover Street Palo Alto, CA 94304-1115 USA
Attn:	James J. Masetti
Email:	jim.masetti@pillsburylaw.com

and

Pillsbury Winthrop Shaw Pittman LLP 725 South Figueroa Street 36th Floor Los Angeles, CA 90017
Attention:	Drew Simon-Rooke
E-mail:	drew.simonrooke@pillsburylaw.com

8.3            Definitions.

(a)            For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing substantive terms that are no less restrictive in any material respect to the counterparty than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise restrict the making or amendment of any Takeover Proposal; provided, further, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of Section 5.3.

“affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Aggregate Merger Consideration” shall mean the product of (x) the number of Shares issued and outstanding (other than Shares to be cancelled or converted pursuant to Section 2.1(b)) immediately prior to the Effective Time multiplied by (y) the Merger Consideration.

“Ancillary Agreement” means the documents, agreements, exhibits, schedules, statements, contracts or certificates being executed and delivered in connection with this Agreement and the transactions contemplated hereby.

“Antitrust Laws” means the Sherman Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all other federal, state, foreign or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated by applicable Law to close.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act of 2020, as amended.

“Change of Control” means, with respect to any Person: (a) the sale of all or substantially all of the consolidated assets of such Person; (b) a sale resulting in no less than a majority of the common stock or other voting stock of such Person being held by a third party; or (c) a merger, consolidation, recapitalization, or reorganization of such Person with or into a third party that results in the inability of the equityholders of such Person prior to such merger, consolidation, recapitalization, or reorganization to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Adverse Recommendation Change” means the Company Board: (a) failing to make, withholding, withdrawing, amending, modifying, or materially qualifying, in a manner adverse to Parent, the Company Board Recommendation; (b) failing to include the Company Board Recommendation in the Proxy Statement that is disseminated to the Company’s stockholders; (c) adopting, approving, recommending, endorsing, or otherwise declaring advisable a Takeover Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the Shares for twenty percent (20%) or more of the Shares within ten (10) Business Days after the commencement of such offer; (e) failing to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within ten (10) Business Days following receipt of written request from Parent to provide such reaffirmation after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal; provided that Parent may only make such request once with respect to any Takeover Proposal and once with respect to each material amendment to any Takeover Proposal; or (f) resolving or agreeing to take any of the foregoing actions.

“Company Equity Awards” means, collectively, (i) Company Options, (ii) Company PRSUs, and (iii) Company RSUs.

“Company Equity Plans” means, collectively, the Company’s (a) 2010 Equity Incentive Plan, (b) 2012 Equity Incentive Plan, (c) Amended and Restated 2019 Equity Incentive Plan, (d) 2022 New Employee Inducement Plan, (e) Officer and Director Share Purchase Plan, (f) Directors’ Compensation Policy and (g) Short-Term Incentive Plan, in each case, as amended.

“Company Intellectual Property” means the Intellectual Property that is owned by or licensed to the Company or any of its Subsidiaries, except for licenses of shrink-wrap, click-wrap or off-the-shelf software, or other software commercially available on reasonable terms to the public generally, in each case with annual license fees or a total replacement cost of less than $100,000.

“Company Material Adverse Effect” means any event, circumstance, development, occurrence, fact, condition, effect, or change (each, an “Effect”) that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, financial condition, or assets of the Company and its Subsidiaries, taken as a whole; or (b) the ability of the Company to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), a Company Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial, banking, capital, credit or securities markets, or political or regulatory conditions or any conditions generally affecting any of the foregoing or affecting any segment of the industries or any regions in which the Company and its Subsidiaries operate (including interest rate and exchange rate changes, inflationary matters or tariffs or trade wars); (ii) the execution and delivery, announcement, pendency or consummation of the transactions contemplated by this Agreement, including any adverse changes in the Company’s relationship with its employees, customers, partners, Governmental Entities, suppliers or vendors (it being understood and agreed that this clause shall not apply with respect to Section 3.4); (iii) any changes in applicable Law or GAAP or other applicable accounting standards or the enforcement, implementation or interpretation thereof, (iv) any hostilities, acts of war (whether or not declared), sabotage, terrorism, military actions or civil unrest or the escalation or worsening thereof; (v) acts of God, force majeure events, natural or man-made disasters, epidemics, pandemics or disease outbreaks (including the COVID-19 virus); (vi) general conditions in the industry in which the Company and its Subsidiaries operate; (vii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of the Company's securities (it being understood that any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (ix) any change in the Company’s credit rating (it being understood that any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (x) any actual or potential, complete or partial, sequester, stoppage, shutdown, default or similar event or occurrence by or involving or affecting any Governmental Entity, (xi) any stockholder or derivative litigation (or equivalent) arising from or relating to this Agreement or the Transactions, (xii) the Company’s compliance with the terms of the Hale Capital Warrant, including with respect to any payments or issuances of Equity Interests by the Company thereunder in accordance with the terms of the Hale Capital Warrant; or (xiii) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with Parent’s consent (or any action not taken as a result of the failure of Parent to consent to any action requiring Parent’s consent pursuant to Section 5.1); provided further, however, that any Effect referred to in clauses (i), (iii), (iv), (v), (vi) or (x) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Company Material Adverse Effect has occurred).

“Company Owned Intellectual Property” means Company Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

“Contract” or “Contracts” means any of the written or oral agreements, arrangements, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, purchase and sale orders and other legal commitments to which in each case a Person is a party or to which any of the properties or assets of such Person or its Subsidiaries are subject.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, variations or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Laws” means (i) Presidential Proclamation 9994 of March 13, 2020, Declaring a National Emergency Concerning the COVID-19 Outbreak; (ii) the CARES Act; (iii) the Families First Coronavirus Response Act of 2020; (iv) Presidential Memorandum of August 8, 2020, Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, 85 FR 49587; (v) the American Rescue Plan Act of 2021; and (vi) any related Laws, Governmental Orders, rules, rulings, proclamations, regulations, guidelines or FAQs issued or enacted by a Governmental Authority.

“EAR” means the U.S. Export Administration Regulations.

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety in an occupational setting or as a result of contamination of environmental media, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et. seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et. seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et. seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et. seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et. seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et. Seq.

“Environmental Permits” means any permit, certificate, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Commitment Letter” means the equity financing commitment letter, dated as of the date hereof, between Parent and the Guarantor, naming the Company as an express third party beneficiary and pursuant to which the Guarantor has committed to invest or cause to be invested in the equity capital of Parent the amounts set forth therein for the purposes of financing the Transactions, including the Merger Consideration.

“Equity Financing” means the equity financing contemplated by the Equity Commitment Letter.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person that would be considered a single employer within the meaning of Section 4001(b)(1) of ERISA or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing, and mailing of the Company Proxy Statement, the filing of any required notices under any Antitrust Laws, or in connection with other regulatory approvals, and all other matters related to the Merger and the other transactions contemplated by this Agreement.

“FAR” means the Federal Acquisition Regulation codified at Title 48 of the Code of Federal Regulations, and any other applicable agency supplements thereto including, without limitation, the Department of Defense FAR Supplement codified at Title 48 of the Code of Federal Regulations and the General Services Administration Acquisition Regulation codified at Title 48 of the Code of Federal Regulations.

“Financing Conditions” means the satisfaction or waiver of all of the applicable conditions set forth in Sections 6.1 and 6.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing).

“Foreign Export and Import Law” means any applicable Law of a Governmental Entity (other than a U.S. Governmental Entity) regulating exports, imports or re-exports to, from or within such foreign country, including the export, import, transfer or re-export of any goods, software, services or technical data.

“Fraud” means, with respect to a party, Delaware common law fraud of a representation or warranty in Article 3 or Article 4 made by such party, involving an actual and intentional misrepresentation of a material existing fact, (a) with respect to the Company, to the Company’s Knowledge or (b) with respect to Parent or Merger Sub, to Parent’s or Merger Sub’s Knowledge, of its falsity and made for the purpose of inducing the other party to act, and upon which the other party justifiably relies with resulting damages. For the avoidance of doubt, Fraud shall not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentations or any tort based on negligence or recklessness.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Governmental Authorization” means: (a) any permit, license, certificate, certification, franchise, approval, concession, permission, variance, clearance, registration, qualification, identification number, approval, or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any applicable Law; or (b) any right under any Contract with any Governmental Entity, and shall also include the expiration of the waiting period under any required approval or clearance of any Governmental Authority pursuant to any applicable Antitrust Law.

“Governmental Entity” means any supranational, national, federal, state, municipal, local, county, provincial or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority.

“Government Bid” means any bid that, if accepted or awarded, reasonably would be expected to lead to a Government Contract.

“Government Contract” means any Contract, including any prime contract, subcontract, facility contract, purchase order, task order, delivery order, teaming agreement or arrangement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, blanket purchase agreement, letter contract, grant, cooperative agreement, other transaction agreement or other similar arrangement, commitment or funding vehicle of any kind that is currently active in performance, or that has been active in performance at any time in the five (5) year period prior to the date of the Agreement and for which final payment has not yet been made (or has not been finally closed by the relevant Governmental Entity), between the Company or any of its Subsidiaries and: (a) any Governmental Entity (acting on its own behalf or on behalf of another country or international organization); (b) any prime contractor or higher-tiered contractor of a Governmental Entity; or (c) any lower-tiered subcontractor at any tier with respect to any contract of a type described in clauses (a) or (b) above. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Guarantor” means Charlesbank Equity Fund X, Limited Partnership.

“Guaranty” means the limited guarantee in favor of the Company, pursuant to which the Guarantor is guaranteeing certain of the obligations of Parent and Merger Sub in connection with this Agreement.

“Hale Capital Warrant” means that certain Warrant, dated by April 29, 2024, held by the Warrantholder.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, mold, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money (including the outstanding principal amount of such indebtedness and accrued and unpaid interest thereon); (b) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (c) indebtedness evidenced by bonds, debentures, notes or other similar instruments or debt securities; (d) liabilities arising out of interest rate, currency swap arrangements or any other arrangements designed to provide protection against fluctuations in interest or currency rates or any other hedging arrangements; and (e) indebtedness of others as described in clauses (a) through (d) above guaranteed or secured by such Person; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses including payroll expenses arising in the ordinary course of business consistent with past practice, and the endorsement of negotiable instruments for collection in the ordinary course of business consistent with past practice.

“Information Privacy Laws” means any Laws or Orders pertaining to privacy, data protection or data transfer of Personal Information or other data (including Customer Data), including all privacy and security breach disclosure Laws that are applicable to the Company and its Subsidiaries.

“Intellectual Property” means all intellectual property and proprietary rights recognized under applicable Law, including all: (a) inventions (whether or not patentable or reduced to practice), all improvements thereto, patents and patent applications together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations in connection therewith; (b) trademarks, service marks, trade dress, trade names, and Internet domain names, whether or not the foregoing are registered and together with the goodwill associated therewith, and all applications and registrations in connection therewith; (c) all copyrights (whether or not published or registered), and all applications and registrations in connection therewith, and all other indicia of origin; and (d) all intellectual property rights in technologies, processes, techniques, protocols, methods, software, trade secrets, and know how, and confidential information (including non-public technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals).

“Intervening Event” means any event, circumstance, change, occurrence, development or effect that materially affects the business, assets or operations of the Company and that was not known to the Company Board as of or prior to the date hereof (or if known, the consequences of which are not known nor reasonably foreseeable by the Company Board as of or prior to the date hereof); provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an Intervening Event: (a) the receipt, existence, or terms of a Takeover Proposal or any matter relating thereto or consequence thereof; (b) any change in the price, or change in trading volume, of the Company Common Stock, in and of itself; (c) the mere fact, in and of itself, that the Company meets or exceeds any internal or published financial projections or forecasts for any period ending on or after the date hereof; or (d) changes in general economic or geopolitical conditions, or changes in conditions in the global, international or U.S. economy generally; provided, however, that the exceptions to this clause contained in (b) and (c) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred.

“IRS” means the United States Internal Revenue Service.

“ITAR” means the International Traffic in Arms Regulations.

“Knowledge” means (a) when used with respect to the Company, the actual knowledge of the individuals listed in Section 8.3 of the Company Disclosure Schedule (assuming reasonable investigation); and (b) when used with respect to Parent or Merger Sub, the actual knowledge of the officers and directors of Parent Group Member, Parent and Merger Sub (assuming reasonable investigation).

“Law” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.

“Lien” means with respect to any property, equity interest or asset, any mortgage, deed of trust, hypothecation, lien, encumbrance, pledge, charge, security interest, right of first refusal, right of first offer, option, adverse claim, or restriction on transfer (except for any restrictions on transfer generally arising under any applicable federal or state securities Laws).

“Nasdaq” means the Nasdaq Global Market.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Order” means any order, writ, assessment, decision, injunction, decree, ruling, or judgment of a Governmental Entity, arbitrator, or other tribunal, whether temporary, preliminary, or permanent.

“Parent Termination Fee” means an amount equal to $2,000,000.

“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (f) any non-exclusive license to any Intellectual Property entered into in the ordinary course; (g) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation, (h) any liens imposed by applicable Law and (i) other than with respect to Liens on the Shares, any other Liens that, in the aggregate, do not materially impair the value or the continued use and operation of the assets or properties to which they relate.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act), including a Governmental Entity.

“Personal Information” means any information that identifies or, alone or in combination with any other information, could reasonably be used to identify, locate, or contact a natural Person, including name, street address, telephone number, email address, identification number issued by a Governmental Entity, credit card number, bank information, customer or account number, online identifier, device identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data, medical or health information, or any other information that is considered “personally identifiable information,” “personal information,” or “personal data” under applicable Law.

“Principal” means an officer, director, owner, partner, or a Person having primary management or supervisory responsibilities within a business entity (e.g., general manager; plant manager; head of a division or business segment; and similar positions).

“Proceeding” means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, examinations, or other similar legal proceedings of any nature, civil, criminal or regulatory, in law or in equity, in each case, by or pending before any Governmental Entity, arbitrator, mediator, or other tribunal.

“Process” or “Processing” means any operation or set of operations which is performed on data, or on sets of data, whether or not by automated means, such as the receipt, access, acquisition, arrangement, collection, copying, creation, maintenance, modification, recording, organization, processing, compilation, selection, structuring, storage, visualization, adaptation, alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction, or instruction, training or other learning relating to such data or combination of such data.

“Proxy Statement” means a proxy statement or similar disclosure document relating to the adoption and approval of this Agreement by the Company’s stockholders, as amended or supplemented.

“Regulatory Laws” means any applicable supranational, national, federal, state, county, local or foreign antitrust, competition, trade regulation, or foreign investment Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar antitrust, competition or trade regulation laws of any jurisdiction other than the United States.

“Release” means the disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environment, including any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other environmental media, of Hazardous Materials.

“Representatives” means, with respect to a Person, such Person’s directors, officers, managers, members, partners, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of Parent, the Company or any other Person means any corporation, limited liability company, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the capital stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Superior Proposal” means a written Takeover Proposal (except that, for purposes of this definition, each reference in the definition of “Takeover Proposal” to “20% or more” shall be “more than 50%”) that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) is more favorable to the holders of the Shares than the transactions contemplated by this Agreement, in each case, after considering such factors as the Company Board considers to be appropriate, including the terms and conditions of the offer, likelihood of consummation; and any revisions to the terms of this Agreement and the Merger proposed by Parent during the Superior Proposal Notice Period set forth in Section 5.3(d)(i).

“Takeover Proposal” means a bona fide inquiry, proposal or offer from, or indication of interest in making a proposal or offer from any Person or group (other than Parent and its Subsidiaries, including Merger Sub), relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 20% or more of the fair market value of the Company’s and its Subsidiaries’ consolidated assets or to which 20% or more of the Company’s and its Subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 20% or more of the voting equity interests of the Company or any of its Subsidiaries whose business constitutes 20% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 20% or more of the voting power of the Company; (d) merger, consolidation, other business combination, or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 20% or more of the consolidated net revenues, net income, or assets of the Company, and its Subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of the Company or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute 20% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; or (f) any combination of the foregoing.

“Tax Return” means any report, return (including information return), claim for refund, estimated filing or declaration required to be filed or actually filed with a Governmental Entity in connection with the determination, assessment or collection of any Tax, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means all taxes, fees, levies, duties, tariffs, imposts and other charges in the nature of a tax imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, real property, personal property, sales, use, goods and services, net worth, capital stock, business license, occupation, commercial activity, customs duties, alternative or add-on minimum, environmental, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, estimated, withholding, ad valorem, stamp, transfer, registration, escheat, abandoned or unclaimed property, value-added and gains tax, and any interest, penalties or additional amounts imposed in respect of any of the foregoing.

“Termination Fee” means an amount equal to $1,500,000.

“Treasury Regulations” means the final and temporary regulations promulgated under the Code by the U.S. Department of Treasury.

“U.S.” means the United States of America.

“U.S. Export and Import Law” means any applicable Law of the U.S. regulating exports, re-export, deemed (re)exports, transfers or imports of goods, services, software or technical data, including the United States Export Control Reform Act of 2018, the Export Administration Regulations, the Arms Export Control Act, ITAR, the economic sanctions laws, regulations and executive orders administered by OFAC or U.S. Department of State, the Tariff Act of 1930 the Trade Act of 1974 and anti-boycott laws and regulations implemented by the U.S. Department of Commerce and Treasury.

“U.S. Government” means the federal government of the U.S. and any agencies, instrumentalities and departments thereof.

“Warrantholder” means HCP FVU LLC and its successors and assigns.

“Willful Breach” means a material breach of a covenant or agreement in this Agreement caused by a deliberate and intentional act or a deliberate and intentional failure to act on the part of the breaching party with the actual knowledge that such act or failure to act would result in or constitute a material breach of this Agreement and such act or failure to act constitutes a material breach of this Agreement.

(b)            The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble
“Bankruptcy and Enforceability Exceptions”	Section 3.3(a)
“Book-Entry Shares”	Section 2.2(b)(ii)
“Budd Lake Facility”	Section 3.4(b)
“Certificate of Merger”	Section 1.2
“Certificates”	Section 2.2(b)(i)
“Closing”	Section 1.2
“Closing Approval”	Section 5.5(c)
“Closing Date”	Section 1.2
“Company”	Preamble
“Company Acquisition Agreement”	Section 5.3(a)
“Company Benefit Plan”	Section 3.11(a)
“Company Board”	Recitals
“Company Board Recommendation”	Section 3.3(b)
“Company Bylaws”	Section 3.1
“Company Charter”	Section 3.1
“Company Common Stock”	Recitals
“Company Continuing Employees”	Section 5.8(a)
“Company Disclosure Schedule”	ARTICLE 3
“Company Leased Real Property”	Section 3.14(b)
“Company Material Contracts”	Section 3.16(b)
“Company Option”	Section 2.4(a)
“Company PRSU”	Section 2.4(b)

“Company PRSU Consideration”	Section 2.4(b)
“Company Registered Intellectual Property”	Section 3.17(a)
“Company Related Parties”	Section 7.6(f)
“Company RSU”	Section 2.4(b)
“Company RSU Consideration”	Section 2.4(b)
“Company SEC Documents”	Section 3.5(a)
“Company SEC Financial Statements”	Section 3.5(c)
“Company Stockholder Approval”	Section 3.3(c)
“Company Stockholders Meeting”	Section 5.4(a)
“Confidentiality Agreements”	Section 5.2(b)
“Consents”	Section 3.4(a)
“Continuation Period”	Section 5.8(a)
“Customer Data”	Section 3.17(a)
“Dissenting Shares”	Section 2.3
“DPA”	Section 4.10
“Effect”	Section 8.3(a)
“Effective Time”	Section 1.2
“Employees”	Section 3.12(a)
“End Date”	Section 7.2(a)
“Equity Commitment Letter”	Section 4.5(a)
“Equity Financing”	Recitals
“Governmental Antitrust Authority”	Section 5.5(b)
“Guaranty”	Recitals
“Indemnification Agreements”	Section 5.9(a)
“Indemnified Party”	Section 5.9(a)

“Intervening Event Notice Period”	Section 5.3(d)(ii)
“ISRA”	Section 3.4(b)
“ISRA Compliance”	Section 5.5(c)
“IT Systems”	Section 3.17(g)
“Lease”	Section 3.14(b)
“LSRP”	Section 5.5(c)
“Maximum Premium”	Section 5.9(c)
“Merger”	Recitals
“Merger Consideration”	Section 2.1(a)
“Merger Sub”	Preamble
“NISPOM”	Section 3.23(g)
“NJBCA”	Recitals
“NJDEP”	Section 5.5(c)
“Option Consideration”	Section 2.4(a)
“Parent”	Preamble
“Parent Related Parties”	Section 7.6(g)
“Parent Subsidiary”	Section 4.3(a)
“Parent Welfare Benefit Plan”	Section 5.8(b)
“Paying Agent”	Section 2.2(a)
“Permits”	Section 3.10(b)
“Sanctions Target”	Section 3.9(d)
“Section 382 Tax Benefits Preservation Plan”	Section 3.2(a)
“Security Incident”	Section 3.17(h)
“Service Provider”	Section 3.11(a)
“Shares”	Recitals

“SRRA”	Section 3.4(b)
“Superior Proposal Notice Period”	Section 5.3(d)(i)
“Surviving Corporation”	Section 1.1(a)
“Tax Sharing Agreement”	Section 3.15(h)
“Transactions”	Section 1.1(a)
“Waiver Agreement”	Section 5.17

8.4            Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.5            Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable Law, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.6            Entire Agreement. This Agreement (including all exhibits, annexes, and schedules referred to herein), the Company Disclosure Schedule, the Equity Commitment Letter and the Guaranty, and the Confidentiality Agreements constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreements and the Company Disclosure Schedule (other than an exception expressly set forth as such in the Company Disclosure Schedule), the statements in the body of this Agreement will control.

8.7            Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as contemplated by the last sentence of Section 5.16, neither Parent Group Member, Parent or Merger Sub, on the one hand, nor the Company, on the other hand, may directly or indirectly assign its rights or obligations hereunder, voluntarily or involuntarily, including by Change of Control, merger (whether or not such party is the surviving corporation), operation of law, or any other manner, without the prior written consent of the other party (Parent, in the case of Parent Group Member, Parent and Merger Sub), which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that prior to the Effective Time, Merger Sub may, without the prior written consent of the Company, assign all or any portion of its rights under this Agreement to Parent or to one or more of Parent’s direct or indirect wholly owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder or shall affect the obligations of the parties (including the Guarantor) to the Equity Commitment Letter or pursuant to the Guaranty.

8.8            No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, other than pursuant to Sections 5.9, 7.6(f) or 7.6(g), is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.9            Mutual Drafting; Interpretation. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the word “or” is not exclusive. As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement. When used in reference to the Company or its Subsidiaries, the term “material” shall be measured against the Company and its Subsidiaries, taken as a whole. The words “made available to Parent” and words of similar import refer to documents (a) posted to the data room maintained by the Company or its Representatives in connection with the Transactions, (b) delivered in person or electronically to Parent Group Member, Parent, Merger Sub or any of their respective Representatives or (c) that are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, in each case, at least two (2) Business Days prior to the date of this Agreement. Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Articles and Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall be disjunctive and shall not be deemed to be exclusive. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or a material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Company Material Adverse Effect. The information contained in the Company Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information contained in the Company Disclosure Schedule shall be deemed to be an admission by the Company to any third party of any matter whatsoever (including any violation of Law or breach of Contract).

8.10            Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)            This Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)            Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery or any federal court sitting in the State of Delaware in any Proceeding arising out of or relating to this Agreement or the Transactions, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such courts, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such courts. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10(c).

8.11            Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.12            Specific Performance; Remedies Cumulative.

(a)            The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. For the avoidance of doubt, notwithstanding anything else in this Agreement, in no event shall specific performance of the Company’s, Parent’s or Merger Sub’s obligation to consummate the Merger survive any termination of this Agreement.

(b)            Except as otherwise provided in this Agreement, each party further agrees that: (i) no such party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity; (ii) no such party will oppose the specific performance of the terms and provisions of this Agreement; and (iii) no other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.12, and each party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

(c)            Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy. For the avoidance of doubt, except as set forth in this Agreement, including Section 7.6(i), the Company may concurrently seek (i) specific performance or other equitable relief, subject to the terms of this Section 8.12, and (ii) payment of the Parent Termination Fee or other monetary damages, remedy or award if, as and when required pursuant to this Agreement.

(d)            It is explicitly agreed that the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Merger Sub’s obligations to consummate the Merger and cause the Equity Financing to be funded in order to fund the Merger Consideration (including to cause Parent to enforce the obligations of Guarantor under the Equity Commitment Letter in order to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter).

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers or managers thereunto duly authorized.

PARENT:

VELOCITY ONE HOLDINGS, LP:

VELOCITY ONE GP, LLC

By:	/s/ John Borduin
Name: John Borduin
Title: President and CEO

PARENT GROUP MEMBER:

AEROSPHERE POWER INC.

By:	/s/ John Borduin
Name: John Borduin
Title: President and CEO

MERGER SUB:

VELOCITY MERGER SUB, INC.

By:	/s/ John Borduin
Name: John Borduin
Title: President

[Signature Page to Agreement and Plan of Merger]

THE COMPANY:

EMCORE CORPORATION

By:	/s/ Matthew Vargas
Name: Matthew Vargas
Title: Interim Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Certificate of Incorporation of Surviving Corporation

AMENDED & RESTATED
CERTIFICATE OF INCORPORATION
OF
EMCORE CORPORATION

Pursuant to the provisions of Section 14A:9-1 and Section 14A:9-5 of the New Jersey Business Corporation Act (the “Act”), the undersigned corporation hereby executes the following Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”):

Article 1
Business Name

The name of the corporation is EMCORE Corporation (the “Corporation”).

Article 2
Business Purpose

The purpose of the Corporation is to engage in any lawful activity for which corporations may be organized under the Act and to engage in any and all necessary or incidental activities.

Article 3
Stock

The Corporation is authorized to issue and the total authorized capital stock of the Corporation shall consist of 100 shares of common stock with no par value.

Article 4
Preferences, Limitations and Rights of Issued Shares

The board of directors shall have the power to divide issued shares into classes or series. The board of directors shall also have the power to determine or change the designation, number, and relative rights, preferences, and limitations of the issued shares. Any division of issued shares or changes to the rights, preferences, and limitations of issued shares may be effected by majority vote of the board of directors.

Article 5
Registered Office and Agent

The address and county of the current registered office of the Corporation is Princeton South Corporate Ctr., Suite 160, 100 Charles Ewing Blvd., Ewing, NJ 08628, Mercer County.

The name of the current registered agent of the Corporation at that office is Corporation Service Company.

Article 6
Directors

The number of directors constituting the current board of directors of the Corporation is one (1) member. The name and address of the director is:

John Borduin – 51 Dwight Pl, Fairfield, NJ 07004

Article 7
Other Lawful Provisions

(a)	A director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director or in the officer's capacity as an officer, except to the extent the director or officer is found liable for: (a) a breach of the duty of loyalty to the Corporation or its shareholders, (b) an act or omission not in good faith that constitutes a breach of duty to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law, (c) an improper distribution to the shareholders, or (d) a transaction from which the director or officer received an improper benefit. No amendment to, modification of, or repeal of this Article 8 shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment.

(b)	The Corporation shall indemnify any corporate agent to the fullest extent permitted by applicable law against liabilities actually incurred by the corporate agent in any proceeding involving the corporate agent by reason of being or having been a corporate agent. The term “corporate agent” as used herein shall have the meaning attributed to it by Section 14A:3-5 of the Act, as the same may be amended and supplemented. The foregoing rights of indemnification shall be in addition to and not exclusive of any other rights which such corporate agent may be entitled to under any agreement with the Corporation or any action taken by the directors or shareholders of the Corporation or otherwise.

Article 8
Effective Date

This Certificate of Incorporation becomes effective upon filing with the New Jersey Department of the Treasury, Division of Revenue and Enterprise Services.

A-2

Article 9
Execution

The undersigned sole incorporator declares, under penalties of perjury, that the statements made in the foregoing Certificate of Incorporation are true as of this ___ day of __________ 202__.

John Borduin, President

51 Dwight Pl
Fairfield, NJ 07004

A-3

Exhibit B

Form of Bylaws of the Surviving Corporation

BYLAWS

OF

EMCORE CORPORATION

Article I

OFFICES AND RECORDS

1. Registered Office and Principal Place of Business. The registered office of EMCORE Corporation (the “Corporation”) shall be located within the State of New Jersey as set forth in the Corporation’s certificate of incorporation, as amended or restated (the “Certificate of Incorporation”). The board of directors (the “Board”) may at any time change the location of its registered office by making the appropriate filing with the New Jersey Department of the Treasury, Division of Revenue and Enterprise Services (“DORES”). The principal place of business of the Corporation is 450 Clark Drive, Budd Lake, New Jersey, 07828, unless otherwise designated by the Board.

2. Other Places of Business. Branch or subordinate places of business or offices may be established at any time by the Board at any place or places where the Corporation is qualified to do business.

3. Registered Agent. The registered agent of the Corporation shall be as set forth in the Certificate of Incorporation. The registered agent and information relating thereto may be changed in accordance with the New Jersey Business Corporation Act (the “Act”), upon making the appropriate filing with DORES.

Article II

SHAREHOLDERS

1. Place of Meeting. Meetings of the shareholders shall be held at the registered office of the Corporation as set forth in the Certificate of Incorporation or at any other place, either within or without the State of New Jersey, as shall be fixed by the Board and designated in the notice of the meeting or executed waiver of notice. The Board may determine, in its discretion, that any meeting of the shareholders may be held solely by means of remote communication in accordance with Article II Section 2 of these Bylaws, without designating a place for a physical assembly of shareholders.

2. Participation by Remote Communication. The Board may authorize shareholders to participate in a meeting of shareholders by means of remote communication, subject to the conditions imposed by applicable law and any guidelines and procedures adopted by the Board. At any meeting in which shareholders can participate by means of remote communication, the Corporation shall implement reasonable measures to:

(a) verify that each person participating remotely is a shareholder or a shareholder’s proxy; and

(b) provide such shareholders and proxies a reasonable opportunity to participate in the meeting and to vote on matters submitted to the shareholders, including an opportunity to communicate, and to read or hear the proceedings of the meeting, substantially concurrently with such proceedings.

3. Annual Meeting. The annual meeting of shareholders shall be held at a time fixed by the Board, as shall be specified in the notice of meeting, in order to elect directors of the Corporation (“Directors”) and transact such other business as shall come before the meeting.

4. Special Meetings. A special meeting of shareholders may be called for any purpose by the Chair of the Board, by the president or by a majority of the Board acting as a body.

5. Action Without Meeting. The shareholders may act without a meeting if, prior or subsequent to such action, each shareholder who would have been entitled to cast the minimum number of votes which would be necessary to authorize such action at a meeting at which all shareholders entitled to vote thereon were present and voting shall consent in writing to such action. A shareholder may execute a consent in writing or electronically and deliver the consent to the Corporation in paper form or by electronic transmission. Such written consent or consents shall be filed in the minute book.

6. Quorum. The presence at a meeting in person or by proxy of the holders of shares entitled to cast a majority of the votes shall constitute a quorum.

7. Organization. The president or such vice president as may be designated by the president, shall preside at all meetings of the shareholders. If all are absent, any other officer designated by the Board shall preside. If no officer so designated is present, the shareholders present in person or represented by proxy may elect one of their number to preside. The secretary shall act as secretary at all meetings of the shareholders; but in the absence of the secretary, the presiding officer may appoint any person to act as secretary of the meeting. The person presiding at the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting and to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of an agenda or order of business for the meeting, establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof and the opening and closing of the voting polls.

8. Nature of Business at Annual Meeting of Shareholders. No business may be transacted at an annual meeting of shareholders, other than business that is (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board (or any duly authorized committee thereof) or (ii) otherwise properly before the annual meeting by or at the direction of the Board (or any duly authorized committee thereof).

Article III

VOTING AND ELECTIONS

1. Voting. Except as otherwise provided in the Certificate of Incorporation, each holder of shares with voting rights shall be entitled to one vote for each such share registered in his or her name on the books of the Corporation on such date as may be fixed pursuant to Article III Section 3 as the record date. Whenever any action, other than the election of Directors, is to be taken by vote of the shareholders, it shall be authorized by a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon, unless a greater percentage is required by statute, the Certificate of Incorporation or these Bylaws.

2. Voting Lists. The officer or agent having charge of the stock transfer books for shares of the Corporation shall make a complete list of shareholders entitled to vote at a shareholders’ meeting or any adjournment thereof. A list required by this Section 2 may consist of cards arranged alphabetically or any equipment which permits the visual display of the information required. Such list shall be arranged alphabetically within each class, series or group of shareholders maintained by the Corporation for convenience of reference, with the address of, and the number of shares held by, each shareholder; be produced (or available by means of a visual display) at the time and place of the meeting; be subject to the inspection of any shareholder for reasonable periods during the meeting; and be prima facie evidence of the identity of the shareholders entitled to examine such list or to vote at any meeting. If the requirements of this Section 2 have not been complied with, the meeting shall, on the demand of any shareholder in person or by proxy, be adjourned until the requirements are complied with. Failure to comply with the requirements of this Section 2 shall not affect the validity of any action taken at such meeting prior to the making of such demand.

3. Fixing Record Date.

(a) The Board may fix, in advance, a date as the record date for determining the Corporation’s shareholders with regard to any corporate action or event and, in particular, for determining the shareholders who are entitled to:

(i) notice of or to vote at any meeting of shareholders or any adjournment thereof;

(ii) give a written consent to any action without a meeting; or

(iii) receive payment of any dividend or allotment of any right.

The record date may in no case be more than sixty days prior to the shareholders’ meeting or other corporate action or event to which it relates. The record date for a shareholders’ meeting may not be less than ten days before the date of the meeting. The record date to determine shareholders to give a written consent may not be more than sixty days before the date fixed for tabulation of the consents or, if no date has been fixed for tabulation, more than sixty days before the last day on which consents received may be counted.

(b) If no record date is fixed,

(i) the record date for a shareholders’ meeting shall be the close of business on the day next preceding the day on which notice is given, or, if no notice is given, the day next preceding the day on which the meeting is held; and

(ii) the record date for determining shareholders for any other purpose shall be at the close of business on the day on which the resolution of the Board relating thereto is adopted.

(c) The record date for determining shareholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to (i) its registered office in New Jersey, (ii) its principal place of business, or (iii) an officer or agent of the Corporation having custody of the book in which proceedings of meetings of shareholders are recorded.

(d) When a determination of shareholders of record for a shareholders’ meeting has been made as provided in this Section 3, such determination shall apply to any adjournment thereof, unless the Board fixes a new record date under this Section 3 for the adjourned meeting.

4. Inspectors of Election. The Board may, in advance of any shareholders’ meeting, or of the tabulation of written consents of shareholders without a meeting, appoint one or more inspectors to act at the meeting or any adjournment thereof or to tabulate such consents and make a written report thereof. If inspectors to act at any meeting of shareholders are not so appointed or shall fail to qualify, the person presiding at a shareholders’ meeting may, and on the request of any shareholder entitled to vote thereat shall, make such appointment.

Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. No person shall be elected a Director in an election for which he or she has served as an inspector.

The inspectors shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all shareholders. If there are three or more inspectors, the act of a majority shall govern. On request of the person presiding at the meeting or any shareholder entitled to vote thereat, the inspectors shall make a report in writing of any challenge, question or matter determined by them. Any report made by them shall be prima facie evidence of the facts therein stated, and such report shall be filed with the minutes of the meeting.

5. Proxies.

(a) Every shareholder entitled to vote at a shareholder meeting or to express consent without a meeting may authorize another person or persons to act for him or her by proxy. Every proxy shall be executed by the shareholder or his or her agent, but a proxy may be given by telegram, cable, telephonic transmission, or any other means of electronic communication so long as that telegram, cable, telephonic transmission or other means of electronic communication either sets forth or is submitted with information from which it can be determined that the proxy was authorized by the shareholder or his agent.

(b) No proxy shall be valid after eleven months from the date of its execution unless a longer time is expressly provided therein. A proxy shall be revocable at will unless it states that it is irrevocable and is coupled with an interest either in the stock itself or in the Corporation. A proxy shall not be revoked by the death or incapacity of the shareholder, but the proxy shall continue in force until revoked by the personal representative or guardian of the shareholder.

(c) The presence at a meeting of any shareholder who has given a proxy shall not revoke the proxy unless the shareholder (i) files written notice of the revocation with the secretary of the meeting prior to the voting of the proxy or (ii) votes the shares subject to the proxy by written ballot. A person named as proxy of a shareholder may, if the proxy so provides, substitute another person to act in his or her place, including any other person named as proxy in the same proxy. The substitution shall not be effective until an instrument effecting it is filed with the secretary of the Corporation.

Article IV

BOARD OF DIRECTORS

1. Election; Term of Office; Removal; Vacancies; Independence.

(a) Election. The number of Directors constituting the entire Board shall be not less than 1 nor more than three, provided that the minimum or maximum number or both may be increased or decreased from time to time by an amendment to these Bylaws. Subject to any provision in the Certificate of Incorporation fixing the number of Directors, the exact number of Directors shall be fixed, within such range, by a majority of the entire Board.

(b) Term of Office; Vacancies. At the first annual meeting of shareholders and at each annual meeting thereafter, the shareholders entitled to vote in the election of Directors shall elect Directors to hold office until the next annual meeting of shareholders or until each Director’s earlier resignation, removal, or death. Despite the expiration of a Director’s term, the Director shall continue to serve until a successor is elected and qualified.

(c) Removal. Notwithstanding any other provisions of these Bylaws, any Director, or the entire Board, may be removed at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock entitled to vote generally in the election of Directors cast at a meeting of the shareholders called for that purpose.

2. Regular Meetings. A regular meeting of the Board shall be held without notice immediately following and at the same place as the annual shareholders’ meeting for the purposes of electing officers and conducting such other business as may come before the meeting. The Board, by resolution, may provide for additional regular meetings which may be held without notice, except advance notice, as described in Article IV Section 3 below, shall be provided to Directors not present at the time of the adoption of the resolution.

3. Special Meetings. A special meeting of the Board may be called at any time by the Chair of the Board or a majority of the members of the Board for any purpose. Such meeting shall be held upon one day’s notice if given orally (either by telephone or in person) or by telegraph, e-mail or facsimile transmission, or by three days’ notice if given by depositing the notice in the United States mails, postage prepaid. Such notice shall specify the time and place of the meeting.

4. Action Without Meeting. The Board may act without a meeting if, prior or subsequent to such action, each member of the Board shall consent in writing or by electronic transmission to such action. Such written consent or consents shall be filed in the minute book.

5. Quorum and Manner of Acting. Except as otherwise provided in these Bylaws, the Certificate of Incorporation or by law, a majority of the entire Board shall constitute a quorum for the transaction of business and the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting (provided the period of adjournment does not exceed 10 days in any one adjournment), until a quorum shall be present.

6. Meetings by Means of Conference Telephone. Except as otherwise provided in these Bylaws, the Certificate of Incorporation or by law, members of the Board may participate in a meeting of the Board by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 6 shall constitute presence in person at such meeting.

7. Committees. The Board, by resolution adopted by a majority of the entire Board, may appoint from among its members an executive committee and one or more other committees, each of which shall consist of one or more Directors of the Corporation. To the extent provided in such resolution, each such committee shall have and may exercise all the authority of the Board, except that no such committee shall (a) make, alter or repeal any Bylaw; (b) elect any Director, or remove any officer or Director; (c) submit to shareholders any action that requires shareholders’ approval; or (d) amend or repeal any resolution theretofore adopted by the Board which by its terms is amendable or repealable only by the Board.

The Board, by resolution adopted by a majority of the entire Board, may (a) fill any vacancy in any such committee; (b) appoint one or more Directors to serve as alternate members of any such committee, to act in the absence or disability of members of any such committee with all the powers of such absent or disabled members; (c) abolish any such committee at its pleasure; (d) remove any Director from membership on such committee at any time, with or without cause; and (e) establish as a quorum for any such committee less than a majority of the entire committee, but in no case less than the greater of two persons or one-third of the entire committee.

Actions taken at a meeting of any such committee shall be reported to the Board at its next meeting following such committee meeting; except that, when the meeting of the Board is held within two days after the committee meeting, such report shall, if not made at the first meeting, be made to the Board at its second meeting following such committee meeting.

Unless otherwise provided by the Board, meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of this Article IV applicable to meetings and actions of the Board.

8. Compensation of Directors. Directors shall not receive any stated salary for their services, but the Board may provide, by resolution, a fixed sum and expenses of attendance, if any, for attendance at any meeting of the Board or a committee thereof. A Director shall not be precluded from serving the Corporation in any other capacity and receiving compensation for services in that capacity.

Article V

WAIVERS OF NOTICE

Any notice required by these Bylaws, by the Certificate of Incorporation, or by applicable law, including the Act, may be waived in writing by any person entitled to notice. The waiver or waivers may be executed either before or after the event with respect to which notice is waived. Each Director or shareholder attending a meeting without protesting, prior to its conclusion, the lack of proper notice shall be deemed conclusively to have waived notice of the meeting.

Article VI

OFFICERS

1. Election. At its regular meeting following the annual meeting of shareholders, the Board shall elect a president, a treasurer and a secretary, and it may, in its discretion, elect a Chair of the Board and such other officers, including one or more vice presidents, as it shall deem necessary. One person may hold two or more offices. Each officer shall hold office until the end of the period for which such officer was elected, and until his or her successor has been elected and has qualified, unless he or she is earlier removed.

2. Powers and Duties of Officers. The powers and duties of the officers of the Corporation shall be as provided from time to time by resolution of the Board or by direction of an officer authorized by the Board to prescribe the duties of other officers. In the absence of such resolution, the respective officers shall have the powers and shall discharge the duties customarily and usually held and performed by like officers of corporations similar in organization and business purposes to the Corporation subject to the control of the Board.

3. Vacancies. Any vacancy in any office may be filled by the Board.

4. Removal and Resignation. Any officer may be removed, either with or without cause, by the Board or by any officer upon whom the power of removal has been conferred by the Board. Any officer may resign at any time by giving written notice to the Board or the president. A resignation shall take effect on the date of the receipt of the notice or at any later time specified therein and, unless otherwise specified therein, the acceptance of the resignation shall not be necessary to make it effective.

Article VII

CAPITAL STOCK AND OTHER SECURITIES

1. Issuance of Capital Stock and Other Securities. Each share of the capital stock of the Corporation shall be represented by certificates or, in accordance with the applicable provisions of the Act, shall be uncertificated shares.

2. Lost, Stolen and Destroyed Certificates. In case of lost, stolen or destroyed certificates, new certificates or uncertificated shares may be issued to take their place upon receipt by the Corporation of a bond of indemnity and under whatever regulations may be prescribed by the Board. The giving of a bond of indemnity may be waived.

3. Transfer of Securities. The shares of the capital stock or any other registered securities of the Corporation shall be transferable on the books of the Corporation by the holder thereof or by that person’s authorized agent upon (a) surrender for cancellation to the relevant transfer agent of an outstanding certificate or certificates for the same number of shares or other security with an assignment and authorization to transfer endorsed thereon or attached thereto, duly executed, together with such proof of the authenticity of the signature and of the power of the assignor to transfer the securities as the Corporation or its agents may require or (b) in the case of uncertificated shares, upon receipt of proper transfer instructions from the holder thereof or that person’s authorized agent or upon presentation of proper evidence of assignment and authorization to transfer, duly executed, together with such proof of the authenticity of the signature and of the power of the assignor to transfer the securities as the Corporation or its agents may require.

4. Fractional Shares. The Corporation may, but shall not be required to, issue certificates for fractions of a share where necessary to effect authorized transactions, or the Corporation may pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or it may issue scrip in registered or bearer form over the manual or facsimile signature of an officer of the Corporation or of its agent, exchangeable as therein provided for full shares, but such scrip shall not entitle the holder to any rights of a shareholder except as therein provided.

Article VIII

AMENDMENTS TO AND EFFECT OF
BYLAWS; FISCAL YEAR; SEAL;
CHECKS; CONTRACTS; RECORDS

1. Force and Effect of Bylaws. These Bylaws are subject to the provisions of the applicable law, including the Act, and the Certificate of Incorporation, as it may be amended from time to time. If any provision in these Bylaws is inconsistent with a provision in that Act or the Certificate of Incorporation, the provision of that Act or the Certificate of Incorporation shall govern.

2. Amendments to Bylaws. These Bylaws may be altered, amended or repealed by the shareholders or the Board in accordance with the terms of the Certificate of Incorporation, these Bylaws and applicable law. Any Bylaw adopted, amended or repealed by the shareholders may be amended or repealed by the Board, unless the resolution of the shareholders adopting such Bylaw expressly reserves to shareholders the right to amend or repeal it.

3. Fiscal Year. The fiscal year of the Corporation shall be determined by the Board.

4. Seal. The Corporation may adopt a corporate seal in a form approved by the Board of Directors. The Corporation shall not be required to use the corporate seal and the lack of the corporate seal shall not affect an otherwise valid contract or other instrument executed by the Corporation.

5. Checks, Drafts, Etc. All checks, drafts or other orders for the payment of money, notes or other evidence of indebtedness, issued in the name of or payable to the Corporation, shall be signed or endorsed by the person or persons and in such manner, manually or by facsimile signature, as shall be determined from time to time by the Board.

6. Execution of Contracts. The Board may authorize any officer or officers, employee or employees, or agent or agents of the Corporation, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation. The authority may be general or confined to specific instances.

7. Records. The Corporation shall keep books and records of account and minutes of the proceedings of the shareholders, Board and such committees as the Board may determine. Such books, records and minutes may be kept outside the State of New Jersey. The Corporation shall keep at its principal office, its registered office, or at the office of its registrar and transfer agent, a record or records containing the names and addresses of all shareholders, the number, class and series of shares held by each and the dates when they respectively became the owners of record thereof. Any of the foregoing books, minutes or records may be in written form or in any other form capable of being converted into readable form within a reasonable time.

Any person who shall have been a shareholder of record of the Corporation for at least six months immediately preceding his demand, or any person holding, or so authorized in writing by the holders of, at least five percent of the outstanding shares of any class or series, upon at least five days’ written demand shall have the right for any proper purpose to examine in person or by agent or attorney, during usual business hours, the minutes of the proceedings of the shareholders and record of shareholders and to make extracts therefrom at the places where the same are kept.

Article IX

INDEMNIFICATION

1. Indemnification of Corporate Agents. The Corporation shall indemnify any corporate agent to the fullest extent permitted by applicable law against liabilities actually incurred by the corporate agent in any proceeding involving the corporate agent by reason of being or having been a corporate agent. The procedures to be followed in the event of such indemnification shall be such as may be determined by the Board in its discretion; provided, that in the event any procedures are mandated by applicable law, such procedures shall be followed. The term “corporate agent” as used herein shall have the meaning attributed to it by Section 14A:3-5 of the Act, as the same may be amended and supplemented.

2. Non-Exclusivity of Indemnification Rights. The foregoing rights of indemnification shall be in addition to and not exclusive of any other rights which such corporate agent may be entitled to under any agreement with the Corporation or any action taken by the Directors or shareholders of the Corporation or otherwise.

Article X

FORUM FOR ADJUDICATION OF DISPUTES

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act of 1933. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.